Exhibit 99.2

Index to Consolidated Financial Statements

of Lakeland Bancorp, Inc.

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors

Lakeland Bancorp, Inc.:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Lakeland Bancorp, Inc. and subsidiaries (the Company) as of December 31, 2023 and 2022, the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2023, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2023, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company’s internal control over financial reporting as of December 31, 2023, based on criteria established in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated February 28, 2024 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the consolidated financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of a critical audit matter does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Allowance for credit losses for loans evaluated on a collective basis

As discussed in Notes 1 and 6 to the consolidated financial statements, the Company’s total allowance for credit losses on loans as of December 31, 2023 was $77.2 million, of which $74.9 million related to the allowance for credit losses for loans evaluated on a collective basis (collective ACL). Loans that share similar risk characteristics are grouped into respective portfolio segments for collective assessment, and as such make up the collective ACL. The Company uses an open pool loss-rate methodology that considers relevant information about past and current economic conditions, as well as a single economic forecast over a reasonable and supportable period. The Company’s historical loss rate is adjusted for changes in the economic forecast over the reasonable and supportable forecast period. The expected credit losses are the product of multiplying the Company’s adjusted loss rate by the amortized cost basis of each asset taking into consideration amortization, prepayment and defaults. After the reasonable and supportable forecast period, the adjusted loss rate reverts on a straight-line basis to the historical loss rate. The reasonable and supportable and the reversion periods are established for each portfolio segment. A portion of the collective ACL is comprised of qualitative adjustments designed to address risks that are not previously captured in the open pool loss-rate model.

We identified the assessment of the collective ACL as a critical audit matter. A high degree of audit effort, including specialized skills and knowledge, and subjective and complex auditor judgment was involved in the assessment of the collective ACL due to significant measurement uncertainty. Specifically, the assessment encompassed the evaluation of the collective ACL methodology, including methods and models used to estimate the (1) adjusted loss rate and its significant assumptions, comprising the economic forecast and macroeconomic variables, the reasonable and supportable forecast period including the reversion period, and estimated prepayments, and (2) the qualitative adjustments. The assessment also included an evaluation of of the conceptual soundness and performance of the open pool loss-rate model. In addition, auditor judgment was required to evaluate the sufficiency of audit evidence obtained.

The following are the primary procedures we performed to address this critical audit matter. We evaluated the design and tested the operating effectiveness of certain internal controls related to the Company’s measurement of the collective ACL estimate, including controls over the:

•	continued use and appropriateness of changes made to the collective ACL methodology

•	continued use and appropriateness of changes made to the open pool loss-rate model

•	performance monitoring of the open pool loss-rate model

•	identification and determination of the significant assumptions used to measure the adjusted loss rate in the open pool loss-rate model

•	development of the qualitative adjustments

•	analysis of the collective ACL results, trends and ratios.

We evaluated the Company’s process to develop the collective ACL estimate by testing certain sources of data, factors, and assumptions that the Company used, and considered the relevance and reliability of such data, factors, and assumptions. In addition, we involved credit risk professionals with specialized skills and knowledge, who assisted in:

•	evaluating the Company’s collective ACL methodology for compliance with U.S. generally accepted accounting principles

•

evaluating judgments made by the Company relative to the assessment of the open pool loss-rate model by comparing them to relevant Company-specific metrics and trends and the applicable industry and regulatory practices

•	assessing the conceptual soundness and performance monitoring of the open pool loss-rate model by inspecting the model documentation to determine whether the model is suitable for its intended use

•	evaluating the selection of the economic forecast and macroeconomic variables by comparing it to the Company’s business environment and relevant industry practices

•	evaluating the length of the reasonable and supportable forecast period and reversion period, by comparing them to specific portfolio risk characteristics and trends

•	evaluating the judgments made by management in developing estimated prepayments by comparing to specific portfolio risk characteristics and trends

•	evaluating the methodology used to develop the qualitative adjustments and the effect of those on the collective ACL compared with relevant credit risk factors and consistency with credit trends.

We also assessed the sufficiency of the audit evidence obtained related to the collective ACL by evaluating the:

•	cumulative results of the audit procedures

•	qualitative aspects of the Company’s accounting practices

•	potential bias in the accounting estimates.

/s/ KPMG LLP

We have served as the Company’s auditor since 2013.

Short Hills, New Jersey

February 28, 2024

Lakeland Bancorp, Inc. and Subsidiaries

Consolidated Balance Sheets

	December 31,
(dollars in thousands)	2023	2022
Assets
Cash	$293,366	$223,299
Interest-bearing deposits due from banks	27,289	12,651

Total cash and cash equivalents	320,655	235,950
Investment securities, available for sale, at estimated fair value (allowance for credit losses of $0 at December 31, 2023, and $310 at December 31, 2022)	946,282	1,054,312
Investment securities, held to maturity (estimated fair value of $702,563 at December 31, 2023, and $760,455 at December 31, 2022, and allowance for credit losses of $146 at December 31, 2023, and $107 at December 31, 2022)	836,377	923,308
Equity securities, at fair value	17,697	17,283
Federal Home Loan Bank and other membership stock, at cost	52,517	42,483
Loans held for sale	664	536
Loans, net of deferred fees	8,343,861	7,866,050
Less: Allowance for credit losses	77,163	70,264

Total loans, net	8,266,698	7,795,786
Premises and equipment, net	52,846	55,429
Operating lease right-of-use assets	16,008	20,052
Accrued interest receivable	37,508	33,374
Goodwill	271,829	271,829
Other identifiable intangible assets	7,058	9,088
Bank owned life insurance	159,862	156,985
Other assets	152,566	167,425

Total Assets	$11,138,567	$10,783,840

Liabilities and Stockholders’ Equity
Liabilities
Deposits	$8,581,238	$8,567,471
Federal funds purchased and securities sold under agreements to repurchase	714,152	728,797
FHLB term borrowings	325,000	25,000
Subordinated debentures	194,705	194,264
Operating lease liabilities	16,891	21,449
Other liabilities	137,212	138,272

Total Liabilities	9,969,198	9,675,253

Stockholders’ Equity
Common stock, no par value; authorized 100,000,000 shares; issued 65,161,310 shares and outstanding 65,030,275 shares at December 31, 2023, and issued 65,002,738 shares and outstanding 64,871,703 shares at December 31, 2022	858,857	855,425
Retained earnings	376,044	329,375
Treasury shares, at cost, 131,035 shares at December 31, 2023 and December 31, 2022	(1,452)	(1,452)
Accumulated other comprehensive loss	(64,080)	(74,761)

Total Stockholders’ Equity	1,169,369	1,108,587

Total Liabilities and Stockholders’ Equity	$11,138,567	$10,783,840

The accompanying notes are an integral part of these statements.

Lakeland Bancorp, Inc. and Subsidiaries

Consolidated Statements of Income

	Years Ended December 31,
(in thousands, except per share data)	2023	2022	2021
Interest Income
Loans and fees	$432,038	$325,001	$237,037
Federal funds sold and interest-bearing deposits with banks	5,309	1,295	440
Taxable investment securities and other	47,476	35,352	17,208
Tax-exempt investment securities	6,215	5,895	2,633

Total Interest Income	491,038	367,543	257,318

Interest Expense
Deposits	163,095	44,253	16,793
Federal funds purchased and securities sold under agreements to repurchase	33,564	3,658	78
Other borrowings	12,698	7,017	5,612

Total Interest Expense	209,357	54,928	22,483

Net Interest Income	281,681	312,615	234,835
Provision (benefit) for credit losses	13,052	8,514	(10,896)

Net Interest Income after Provision (Benefit) for Credit Losses	268,629	304,101	245,731

Noninterest Income
Service charges on deposit accounts	10,339	10,985	9,856
Commissions and fees	7,225	9,116	6,939
Income on bank owned life insurance	3,450	3,980	2,676
Gain (loss) on equity securities	110	(1,302)	(285)
Gains on sales of loans	1,513	2,765	2,264
Gains on investment securities transactions, net	—	—	9
Swap income	1,596	1,576	634
Other income	905	979	268

Total Noninterest Income	25,138	28,099	22,361

Noninterest Expense
Compensation and employee benefits	108,874	108,167	82,589
Premises and equipment	31,304	30,882	24,773
FDIC insurance expense	5,294	2,724	2,341
Data processing expense	7,563	6,238	5,454
Merger-related expenses	864	8,606	1,782
Other operating expenses	29,075	31,591	23,818

Total Noninterest Expense	182,974	188,208	140,757

Income before provision for income taxes	110,793	143,992	127,335
Provision for income taxes	26,053	36,623	32,294

Net Income	$84,740	$107,369	$95,041

Per Share of Common Stock
Basic earnings	$1.29	$1.64	$1.85
Diluted earnings	$1.29	$1.63	$1.85
Cash dividends paid	$0.58	$0.57	$0.53

The accompanying notes are an integral part of these statements.

Lakeland Bancorp, Inc. and Subsidiaries

Consolidated Statements of Comprehensive Income

	For the Years Ended December 31,
(in thousands)	2023	2022	2021
Net Income	$84,740	$107,369	$95,041
Other Comprehensive (Loss) Income, Net of Tax:
Unrealized gains (losses) on securities available for sale	11,159	(77,474)	(10,651)
Reclassification for securities gains included in net income	—	—	(6)
Net gain on securities reclassified from available for sale to held to maturity	—	—	2,784
Amortization of gain on debt securities reclassified to held to maturity	(478)	(551)	(265)
Unrealized losses on derivatives	—	—	(25)
Change in pension liability, net	—	—	30

Other comprehensive income (loss)	10,681	(78,025)	(8,133)

Total Comprehensive Income	$95,421	$29,344	$86,908

The accompanying notes are an integral part of these statements.

Lakeland Bancorp, Inc. and Subsidiaries

Consolidated Statements of Changes in Stockholders’ Equity

For the Years Ended December 31, 2023, 2022 and 2021

(in thousands)	Common Stock	Retained Earnings	Treasury Stock	Accumulated Other Comprehensive Income (Loss)	Total
Balance at January 1, 2021	$562,421	$191,418	$(1,452)	$11,397	$763,784
Net income	—	95,041	—	—	95,041
Other comprehensive loss, net of tax	—	—	—	(8,133)	(8,133)
Stock based compensation	4,073	—	—	—	4,073
Retirement of restricted stock	(651)	—	—	—	(651)
Exercise of stock options	19	—	—	—	19
Cash dividends on common stock	—	(27,119)	—	—	(27,119)

Balance at December 31, 2021	$565,862	$259,340	$(1,452)	$3,264	$827,014
Net income	—	107,369	—	—	107,369
Other comprehensive loss, net of tax	—	—	—	(78,025)	(78,025)
Issuance of stock	285,742	—	—	—	285,742
Stock based compensation	5,777	—	—	—	5,777
Retirement of restricted stock	(1,956)	—	—	—	(1,956)
Cash dividends on common stock	—	(37,334)	—	—	(37,334)

Balance at December 31, 2022	$855,425	$329,375	$(1,452)	$(74,761)	$1,108,587
Net income	—	84,740	—	—	84,740
Other comprehensive income, net of tax	—	—	—	10,681	10,681
Stock based compensation	4,982	—	—	—	4,982
Retirement of restricted stock	(1,550)	—	—	—	(1,550)
Cash dividends on common stock	—	(38,071)	—	—	(38,071)

Balance at December 31, 2023	$858,857	$376,044	$(1,452)	$(64,080)	$1,169,369

The accompanying notes are an integral part of these statements.

Lakeland Bancorp, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

	Years Ended December 31,
(in thousands)	2023	2022	2021
Cash Flows from Operating Activities:
Net income	$84,740	$107,369	$95,041
Adjustments to reconcile net income to net cash provided by operating activities:
Net amortization (accretion) of premiums, discounts and deferred loan fees and costs	5,351	5,918	(3,981)
Depreciation and amortization	5,115	5,138	5,126
Amortization of intangible assets	2,029	2,351	868
Amortization of operating lease right-of-use assets	4,616	9,319	2,267
Provision (benefit) for credit losses	13,052	8,514	(10,896)
Stock-based compensation	4,982	5,777	4,073
Loans originated for sale	(51,249)	(57,467)	(56,956)
Proceeds from sales of loans held for sale	52,634	66,259	58,612
Gains on investment securities transactions, net	—	—	(9)
Gains on sales of loans held for sale	(1,513)	(2,765)	(2,264)
Income on bank owned life insurance	(3,276)	(3,124)	(2,550)
Gain on death benefits from bank owned life insurance	(220)	(855)	(126)
Change in fair value of equity securities	(110)	1,302	285
Gains on other real estate and other repossessed assets	(19)	(23)	(32)
Loss on sale of premises and equipment	42	872	281
Loss on property held for sale	41	—	—
Long-term debt extinguishment	—	—	831
Impairment of property held for sale	—	345	—
Deferred tax (benefit) expense	(1,017)	2,747	5,422
Excess tax benefits (deficiencies)	130	69	(89)
Decrease (increase) in other assets	5,942	(68,863)	36,589
(Decrease) increase in other liabilities	(5,665)	41,813	(37,389)

Net Cash Provided by Operating Activities	115,605	124,696	95,103

Cash Flows from Investing Activities:
Net cash acquired in acquisitions	—	326,236	—
Proceeds from repayments and maturities of available for sale securities	113,299	135,960	181,706
Proceeds from repayments and maturities of held to maturity securities	94,493	137,241	66,709
Proceeds from sales of available for sale securities	—	—	4,402
Purchase of available for sale securities	—	(312,904)	(611,589)
Purchase of held to maturity securities	(12,265)	(117,233)	(310,128)
Purchase of equity securities	(304)	(1,217)	(2,959)
Proceeds from redemptions of Federal Home Loan Bank stock	224,809	78,451	13,817
Purchases of Federal Home Loan Bank stock	(234,843)	(110,638)	(10,887)
Death benefit proceeds from bank owned life insurance	716	2,005	470
Net (increase) decrease in loans	(473,341)	(783,353)	35,945
Proceeds from sales of loans previously held for investment	—	—	21,765
Proceeds from dispositions and sales of bank premises and equipment	—	—	278
Purchases of premises and equipment	(5,069)	(6,432)	(4,851)
Proceeds from sales of other real estate and other repossessed assets	1,933	23	32

Net Cash Used in Investing Activities:	(290,572)	(651,861)	(615,290)

	Years Ended December 31,
(in thousands)	2023	2022	2021
Cash Flows from Financing Activities:
Net increase (decrease) in deposits	13,939	(48,469)	510,077
(Decrease) increase in federal funds purchased and securities sold under agreements to repurchase	(14,646)	622,344	(63,107)
Proceeds from other borrowings	300,000	—	—
Net proceeds from issuance of subordinated debt	—	—	147,738
Redemption of subordinated debentures	—	—	(88,330)
Exercise of stock options	—	—	19
Retirement of restricted stock	(1,550)	(1,956)	(651)
Dividends paid	(38,071)	(37,334)	(27,119)

Net Cash Provided by Financing Activities:	259,672	534,585	478,627

Net increase (decrease) in cash and cash equivalents	84,705	7,420	(41,560)
Cash and cash equivalents, beginning of year	235,950	228,530	270,090

Cash and cash equivalents, end of year	$320,655	$235,950	$228,530

Supplemental schedule of non-cash investing and financing activities:
Cash paid during the period for income taxes	$28,546	$37,227	$29,111
Cash paid during the period for interest	199,204	52,110	23,372
Transfer of debt securities to held to maturity at fair value	—	—	494,164
Transfer of loans to loans held for sale	—	—	21,689
Right-of-use assets obtained in exchange for new lease liabilities	573	1,158	717
Acquisitions:
Non-cash assets acquired:
Federal Home Loan Bank stock	—	1,247	—
Investment securities available for sale	—	217,774	—
Investment securities held to maturity	—	124,485	—
Loans held for sale	—	4,620	—
Loans	—	1,095,266	—
Fixed assets	—	13,748	—
Operating lease right-of-use assets, net	—	12,991	—
Goodwill and other intangible assets, net	—	124,570	—
Bank owned life insurance	—	37,580	—
Other assets	—	8,820	—

Total non-cash assets acquired	—	1,641,101	—

Liabilities assumed:
Deposits	—	1,650,613	—
Subordinated debt	—	14,734	—
Operating lease liabilities	—	12,991	—
Other liabilities	—	3,257	—

Total liabilities assumed	—	1,681,595	—

Common stock issued for acquisitions	—	285,742	—

The accompanying notes are an integral part of these statements.

Lakeland Bancorp, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Summary of Significant Accounting Policies

Lakeland Bancorp, Inc. (the “Company”) is a bank holding company whose principal activity is the ownership and management of its wholly owned subsidiary, Lakeland Bank (“Lakeland”). Lakeland operates under a state bank charter and provides full banking services and, as a state bank, is subject to regulation by the New Jersey Department of Banking and Insurance and the Federal Deposit Insurance Corporation. Lakeland generates commercial, mortgage and consumer loans and receives deposits from customers located primarily in northern and central New Jersey and the metropolitan New York area. Lakeland also provides non-deposit products, such as securities brokerage services including mutual funds, variable annuities and insurance.

Lakeland operates as a commercial bank offering a wide variety of commercial loans and, to a lesser degree, consumer credits. Its primary strategic aim is to establish a reputation and market presence as the “small and middle market business bank” in its principal markets. Lakeland funds its loans primarily by offering demand deposit, savings and money market, and time deposit accounts to commercial enterprises, individuals and municipalities in the communities we serve. Additionally, it originates residential mortgage loans and services such loans which are owned by other investors. Lakeland also has an equipment finance division which provides loans to finance equipment primarily to small and medium-sized business clients and an asset-based lending department which specializes in utilizing particular assets to fund the working capital needs of borrowers. The Company also provides warehouse lines of credit used by mortgage bankers to originate one-to-four family residential mortgage loans that are pre-sold into the secondary mortgage market, which includes state and national banks, national mortgage banking firms, insurance companies and government-sponsored enterprises, including the Federal National Mortgage Association, the Federal Home Loan Mortgage Corporation and others.

The Company and Lakeland are subject to regulations of certain state and federal agencies and, accordingly, are periodically examined by those regulatory authorities. As a consequence of the extensive regulation of commercial banking activities, Lakeland’s business is particularly susceptible to being affected by state and federal legislation and regulations.

Basis of Financial Statement Presentation

The accounting and reporting policies of the Company and its subsidiaries conform with U.S. generally accepted accounting principles (“U.S. GAAP”) and predominant practices within the banking industry. The consolidated financial statements include the accounts of the Company, Lakeland, Lakeland NJ Investment Corp., Lakeland Investment Corp., Lakeland Equity, Inc. and Lakeland Preferred Equity, Inc. All significant intercompany balances and transactions have been eliminated in consolidation. Certain reclassifications have been made in the consolidated financial statements to conform with current year classifications.

The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. These estimates and assumptions also affect reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates. The principal estimate that is particularly susceptible to significant change in the near term relates to the allowance for credit losses on loans. The policies regarding this estimate are discussed below.

The Company’s chief operating decision maker is its Chief Executive Officer. All of the Company’s financial services activities are interrelated and each activity is dependent and assessed based on how each of the activities of the Company supports the others. For example, commercial lending is dependent upon the ability of the Company to fund itself with deposits and other borrowings and to manage interest rate and credit risk. The situation is also similar for consumer and residential mortgage lending. Moreover, the Company primarily operates in one market area, northern and central New Jersey, metropolitan New York and contiguous areas. Therefore, all significant operating decisions are based upon analysis of the Company as one operating segment or unit. Accordingly, the Company has determined that it has one operating segment and thus one reporting segment.

Cash and cash equivalents

Cash and cash equivalents are defined as cash on hand, cash items in the process of collection, amounts due from banks and federal funds sold with an original maturity of three months or less. A portion of Lakeland’s cash on hand and on deposit with the Federal Reserve Bank was required to meet regulatory reserve and clearing requirements.

Securities

Debt investment securities are classified as held to maturity or available for sale. Management determines the appropriate classification of securities at the time of purchase. Investments in securities, for which management has both the ability and intent to hold to maturity, are classified as held to maturity and carried at cost, adjusted for the amortization of premiums and accretion of discounts computed by the effective interest method. Investments in debt securities, which management believes may be sold prior to maturity due to changes in interest rates, prepayment risk, liquidity requirements or other factors, are classified as available for sale. Net unrealized gains and losses for such securities, net of tax effect, are reported as other comprehensive income or loss in stockholders’ equity and excluded from the determination of net income. Gains or losses on disposition of securities are based on the net proceeds and the adjusted carrying amount of the securities sold using the specific identification method.

For securities available for sale, the Company incorporates both qualitative and quantitative information when determining if impairment is related to credit loss or non-credit loss. Management may consider the extent to which fair value is less than amortized cost, adverse changes to the rating of the security by a rating agency, a security’s market yield as compared to similar securities and adverse conditions related to the security, among other factors. If this assessment indicates that a credit loss exists, the present value of cash flows expected to be collected from the security are compared to the amortized cost basis of the security. If the present value of cash flows is less than the amortized cost basis, a credit loss exists and an allowance is created, limited by the amount that the fair value is less than the amortized cost basis. Subsequent activity related to the credit loss component in the form of write-offs or recoveries is recognized as part of the allowance for credit losses on securities available for sale.

The allowance for credit losses on held-to-maturity debt securities is initially recognized upon acquisition of the securities, and subsequently remeasured on a recurring basis. Held-to-maturity securities are reviewed upon acquisition to determine whether it has experienced a more-than-insignificant deterioration in credit quality since its original issuance date, i.e., if they meet the definition of a purchased credit impaired asset (“PCDs”). Non-PCD held-to-maturity securities are carried at cost and adjusted for amortization of premiums or accretion of discounts. Expected credit losses on held-to-maturity debt securities through the life of the financial instrument are estimated and recognized as an allowance for credit losses on the balance sheet with a corresponding adjustment to current earnings. Subsequent favorable or adverse changes in expected cash flow will first decrease or increase the allowance for credit losses.

Management measures expected credit losses on held to maturity securities on a collective basis by major security type. The held to maturity portfolio is classified into the following major security types: U.S. government agencies, mortgage-backed securities-residential, collateralized mortgage obligations-residential, mortgage-backed securities-multi-family, collateralized mortgage obligations-multi-family, obligations of states and political subdivisions and debt securities. All of the mortgage-backed securities are issued by U.S. government agencies and are either explicitly or implicitly guaranteed by the U.S. government, are highly rated by major rating agencies and have a long history of no credit losses and, therefore, the expectation of non-payment is zero.

At each reporting period, the Company evaluates whether the securities in a segment continue to exhibit similar risk characteristics as the other securities in the segment. If the risk characteristics of a security change, such that they are no longer similar to other securities in the segment, the Company will evaluate the security with a different segment that shares more similar risk characteristics. A range of historical losses method is utilized in estimating the net amount expected to be collected for mortgage-backed securities, collateralized mortgage obligations and obligations of states and political subdivisions.

A debt security, either available for sale or held to maturity, is designated as non-accrual if the payment of interest is past due and unpaid for 30 days or more. Once a security is placed on non-accrual, accrued interest receivable is reversed and further interest income recognition is ceased. Since the non-accrual policy results in a timely reversal of interest receivable, the Company does not record an allowance for credit losses on interest receivable. The security will not be restored to accrual status until the security has been current on interest payments for a sustained period, i.e., a consecutive period of six months or two quarters; and the Company expects repayment of the remaining contractual principal and interest. However, if the security continues to be in deferral status, or the Company does not expect to collect the remaining interest payments and the contractual principal, charge-off is to be assessed. Upon charge-off, the allowance is written off and the loss represents a permanent write-down of the cost basis of the security. The Company made the election to exclude accrued interest receivable on securities from the estimate of credit losses. Accrued interest receivable totaled $8.1 million and $8.7 million on investment securities at December 31, 2023 and 2022, respectively.

The Company has an equity securities portfolio which consists of investments in Community Reinvestment funds. Net unrealized gains and losses for this portfolio are recognized through net income.

Loans

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are carried at the amount of unpaid principal and are net of unearned discount, unearned loan fees and an allowance for credit losses. The Company elected to exclude accrued interest receivable balances from the amortized cost basis. Interest receivable is included as a separate line item on the consolidated balance sheets. The Company also elected not to estimate an allowance on interest receivable balances because it has policies in place that provide for the accrual of interest to cease on a timely basis when all contractual amounts due are not expected and accrued and unpaid interest is reversed.

Interest income is accrued as earned on a simple interest basis, adjusted for prepayments. All unamortized fees and costs related to the loan are amortized over the life of the loan using the interest method. Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that the borrower’s financial condition is such that full collection of interest and principal is doubtful. When a loan is placed on such non-accrual status, all accumulated accrued interest receivable is reversed out of current period income.

The Company’s loan portfolio of collectively evaluated loans includes nine portfolio segments, taking into consideration common loan attributes and risk characteristics, as well as historical reporting metrics and data availability. Loan attributes and risk characteristics considered in segmentation include: borrower type, repayment source, collateral type, product type, purpose or nature of financing, typical contractual maturity and repayment terms, interest rate structure, credit management metrics, lending policies and procedures, and personnel responsible for underwriting, approval, monitoring, and collections. The close alignment of the portfolio segments is consistent with shared drivers of credit loss (e.g., unemployment, interest rates, property values, etc.) expected among loans within the various segments.

The nine segments include:

1.

Non-owner Occupied Commercial: Permanent mortgages extended to investors and secured by non-owner occupied commercial real estate, such as office, retail, industrial and mixed-use properties. Primary source of repayment for these loans is rental income. These loans are generally originated with contractual terms of up to ten years with amortization based on a 25-year schedule. They are generally fully advanced with no unfunded commitment.

2.

Owner Occupied Commercial: Permanent mortgages extended to businesses and secured by owner occupied commercial real estate, such as office, retail, and industrial properties. Primary source of repayment for these loans is operating cash flow. These loans are generally originated with contractual terms of up to ten years with amortization based on a 25-year schedule. They are generally fully advanced with no unfunded commitment.

3.

Multifamily: Permanent mortgages extended to investors and secured by multifamily residential real estate. Primary source of repayment for these loans is rental income. These loans are generally originated with contractual terms of up to ten years with amortization based on a 30-year schedule. They are generally fully advanced with no unfunded commitment.

4.

Non-owner Occupied Residential: Permanent mortgages extended to investors and secured by one to four family residential real estate. Primary source of repayment for these loans is rental income. These loans are generally originated with contractual terms of up to ten years with amortization based on a 25-year schedule. They are generally fully advanced with no unfunded commitment.

5.

Commercial, Industrial and Other: Commercial loans extended to businesses. These loans may be either unsecured or secured by various types of collateral, such as accounts receivable, inventory, equipment, and/or real estate. Primary source of repayment for these loans is operating cash flow. These loans are generally originated with terms of one to seven years and may be used for working capital (i.e. revolving lines of credit) or purchase of fixed assets (i.e. term loans).

6.

Construction: Interim loans for the development or construction of commercial or residential property. Repayment may come from either the sale or refinance of the real estate that secures the loan. These loans are typically originated with a term of one to three years with interest-only payments. These loans are advanced as development or construction progresses and usually reflect an unfunded commitment during the loan term.

7.

Equipment Finance: Term financing extended to businesses. These loans are typically originated for the purchase of fixed assets, such as machinery, equipment, and vehicles and are secured by the acquired assets. Primary source of repayment for these loans is operating cash flow. These loans are generally originated with terms of three to five years with repayment in equal monthly installments over the term of the loan.

8.

Residential: Permanent mortgages extended to consumers and secured by owner occupied one to four family residential real estate held in portfolio. Primary source of repayment for these loans is personal income. These loans are generally originated with contractual terms of 15 to 30 years and are fully amortizing over their term. They are fully advanced at closing with no unfunded commitment.

9.

Consumer: Loans extended to consumers with primary source of repayment being personal income. The Consumer segment includes home equity lines of credit, closed-end home equity loans (secured by both first and junior liens) and other consumer loans, such as automobile and revolving credit plans.

Commercial loans are placed on non-accrual status with all accrued interest and unpaid interest reversed if (a) because of the deterioration in the financial position of the borrowers they are maintained on a cash basis (which means payments are applied when and as received rather than on a regularly scheduled basis), (b) payment in full of interest or principal is not expected, or (c) principal and interest have been in default for a period of 90 days or more unless the obligation is both well-secured and in process of collection. Residential mortgage loans and closed-end consumer loans are placed on non-accrual status at the time principal and interest have been in default for a period of 90 days or more, except where there exists sufficient collateral to cover the defaulted principal and interest payments, and the loans are well-secured and in the process of collection. Open-end consumer loans secured by real estate are generally placed on non-accrual and reviewed for charge-off when principal and interest payments are four months in arrears unless the obligations are well-secured and in the process of collection. Interest thereafter on such charged-off loans is taken into income when received only after full recovery of principal. As a general rule, a non-accrual asset may be restored to accrual status when none of its principal or interest is due and unpaid, satisfactory payments have been received for a sustained period (usually six months), or when it otherwise becomes well-secured and in the process of collection.

Loans acquired in a business combination that have experienced a more-than-significant deterioration in credit quality since origination are considered PCD loans. Management evaluates acquired loans for deterioration in credit quality based on the following: (a) non-accrual status; (b) troubled debt restructured designation; (c) risk rating lower than “Pass,” and (d) delinquency status. At the acquisition date, an estimate of expected credit losses is made for groups of PCD loans with similar risk characteristics and individual PCD loans without similar risk characteristics. This initial allowance for credit losses is allocated to individual PCD loans and added to the purchase price or acquisition date fair values to establish the initial amortized cost basis of the PCD loans. As the initial allowance for credit losses is added to the purchase price, there is no credit loss expense recognized upon acquisition of a PCD loan. Any difference between the unpaid principal balance of PCD loans and the amortized cost basis is considered to relate to noncredit factors and results in a discount or premium, which is recognized through interest income on a level-yield basis over the lives of the related loans. All loans considered to be purchased credit-impaired (“PCI”) prior to the adoption of ASU 2016-13 were converted to PCD upon adoption.

For acquired loans not deemed to be PCD at acquisition, the differences between the initial fair value and the unpaid principal balance are recognized as interest income on a level-yield basis over the lives of the related loans. At the acquisition date, an initial allowance for expected credit losses is estimated and recorded as credit loss expense. The subsequent measurement of expected credit losses for all acquired loans is the same as the subsequent measurement of expected credit losses for originated loans.

Allowance for Credit Losses

With the adoption of ASU 2016-13, the allowance for credit losses reserve including the allowance for the funded portion and the reserve for the unfunded portion, represents management’s estimate of current expected credit losses in the Company’s loan portfolio over its expected life, which is the contract term adjusted for expected prepayments and options to extend the contractual term that are not unconditionally cancellable by us. Management’s measurement of expected credit losses is based on relevant information about past events, current conditions, prepayments and reasonable and supportable forecasts of future economic conditions. It is presented as an offset to the amortized cost basis or as a separate liability in the case of off-balance-sheet credit exposures. The Company uses an open pool loss-rate method to calculate an institution-specific historical loss rate based on historical loan level loss experience for collectively assessed loans with similar risk characteristics. The Company’s methodology considers relevant information about past and current economic conditions, as well as a single economic forecast over a reasonable and supportable period. The loss rate is applied over the remaining life of loans to develop a “baseline lifetime loss.” The baseline lifetime loss is adjusted for changes in macroeconomic variables, including but not limited to interest rates, housing prices, GDP and unemployment, over the reasonable and supportable forecast period. After the reasonable and supportable forecast period, the adjusted loss rate reverts on a straight-line basis to the historical loss rate. The reasonable and supportable forecast and the reversion periods are established for each portfolio segment. The Company measures expected credit losses of financial assets by multiplying the adjusted loss rates to the amortized cost basis of each asset taking into consideration amortization, prepayment and defaults. Changes in any of these factors, assumptions or the availability of new information, could require that the allowance be adjusted in future periods, perhaps materially.

Qualitative Adjustments: The Company considers five standard qualitative general reserve factors (“qualitative adjustments”): nature and volume of loans, lending management, policy and procedures, independent review and changes in environment. Qualitative adjustments are designed to address risks that are not captured in the quantitative reserves (“quantitative reserve”). Other qualitative adjustments or model overlays may also be recorded based on expert credit judgment in circumstances where, in the Company’s view, the standard qualitative reserve factors do not capture all relevant risk factors. The use of qualitative reserves may require significant judgment that may impact the amount of allowance recognized.

When an individual loan no longer demonstrates the similar credit risk characteristics as other loans within its current segment, the Company evaluates each for expected credit losses on an individual basis. All non-accrual loans $500,000 and above and all loans designated as modifications to borrowers experiencing financial difficulties are individually evaluated. For collateral-dependent loans, the Company considers the fair value of the collateral, net of anticipated selling costs and other adjustments. For non collateral-dependent individually evaluated loans, the impairment will be measured using the present value of expected future cash flows discounted at the loan’s effective interest rate. Shortfalls in collateral or cash flows are charged-off or specifically reserved for in the period the short-fall is identified. Charge-offs are recommended by the Chief Credit Officer and approved by the Company’s Board of Directors.

The Company adopted ASU 2022-02, “Troubled Debt Restructurings and Vintage Disclosures” (“ASU 2022-02”) in the first quarter of 2023. ASU 2022-02 eliminates the recognition and measurement guidance of Troubled Debt Restructurings (“TDRs”) so that creditors will apply the same guidance to all modifications when determining whether a modification results in a new receivable or continuation of an existing receivable. ASU 2022-02 replaces the disclosures of TDRs with disclosures of modifications of receivables to debtors experiencing financial difficulty. Loan modifications to borrowers experiencing financial difficulty may include interest rate reductions, principal or interest forgiveness, forbearance, term extensions, and other actions intended to minimize economic loss or to avoid foreclosure or repossession of collateral.

To identify loans which meet the definition of a potential modification to a borrower experiencing financial difficulty, the Company has determined the following criteria to be used in assessing whether a loan is considered a reasonably expected TDR:

•	A loan with a risk rating of Special Mention, or worse;

•	A loan identified as a foreclosure in process;

•	Indicated via review and assessment that a modification is probable; and

•	A modification approved, on a net concession/modification basis, that benefits the customer.

The methods for estimating expected credit losses on reasonably expected modifications to borrowers experiencing financial difficulty are the same as other individually evaluated loans. Modifications to borrowers experiencing financial difficulty $500,000 and above that are anticipated to remain on accrual status will normally have their reserves determined using the discounted cash flow method, while those below $500,000 will be included in, and be assessed as part of, the population of collectively evaluated pooled loans. Modifications to borrowers experiencing financial difficulty that are anticipated to be placed on non-accrual status will be considered collateral-dependent.

Off-Balance Sheet Credit Exposures

The Company is required to include the unfunded commitment that is expected to be funded in the future within the allowance calculation. The Company participates in lending that results in an off-balance-sheet unfunded commitment balance. Funding commitments are currently underwritten with conditionally cancellable language by the Company. To determine the expected funding balance remaining, the Company uses a historical utilization rate for each of the segments to calculate the expected commitment balance and determines the expected credit loss based on the same method used to calculate the quantitative reserve for funded loans, applied to the expected balance over the remaining life of the loan, taking into consideration amortization, prepayments and defaults. The allowance for credit reserve for unfunded lending commitments is recorded in other liabilities in the consolidated balance sheets and the corresponding provision is included in the provision for credit losses.

Loans Held for Sale

Mortgage loans originated and intended for sale in the secondary market are carried at the lower of aggregate cost or estimated fair value. Gains and losses on sales of loans are specifically identified and accounted for in accordance with U.S. GAAP which requires that an entity engaged in mortgage banking activities classify the retained mortgage-backed security or other interest, which resulted from the securitization of a mortgage loan held for sale, based upon its ability and intent to sell or hold these investments.

Premises and Equipment, Net

Premises and equipment, including leasehold improvements, are stated at cost less accumulated depreciation. Depreciation expense is computed on the straight-line method over the estimated useful lives of the assets. Leasehold improvements are depreciated over the shorter of the estimated useful lives of the improvements or the terms of the related leases.

Other Real Estate Owned and Other Repossessed Assets

Other real estate owned (“OREO”) and other repossessed assets, representing property acquired through foreclosure (or deed-in-lieu-of-foreclosure), are carried at fair value less estimated disposal costs of the acquired property. Costs relating to holding the assets are charged to expense. An allowance for OREO or other repossessed assets is established, through charges to expense, to maintain properties at fair value less estimated costs to sell. Operating results of OREO and other repossessed assets, including rental income and operating expenses, are included in other expenses.

Mortgage Servicing

Lakeland performs various servicing functions on loans owned by others. A fee, usually based on a percentage of the outstanding principal balance of the loan, is received for these services. At December 31, 2023 and 2022, Lakeland was servicing approximately $32.5 million and $31.7 million, respectively, of loans for others.

Lakeland originates certain mortgages under a definitive plan to sell those loans and service the loans owned by the investor. Upon the transfer of the mortgage loans in a sale, Lakeland records the servicing assets retained. Lakeland records mortgage servicing rights and the loans based on relative fair values at the date of origination and evaluates the mortgage servicing rights for impairment at each reporting period. Lakeland also originates loans that it sells to other banks and investors and does not retain the servicing rights.

Mortgage Servicing Rights

When mortgage loans are sold with servicing retained, servicing rights are initially recorded at fair value with the income statement effect recorded in gains on sales of loans. Fair value is based on market prices for comparable mortgage servicing contracts, when available, or alternatively, is based on a valuation model that calculates the present value of estimated future net servicing income. All classes of servicing assets are subsequently measured using the amortization method which requires servicing rights to be amortized into noninterest income in proportion to, and over the period of, the estimated future net servicing income of the underlying loans. As of December 31, 2023 and 2022, Lakeland had originated mortgage servicing rights of $144,000 and $149,000, respectively.

Under the amortization measurement method, Lakeland subsequently measures servicing rights at fair value at each reporting date and records any impairment in value of servicing assets in earnings in the period in which the impairment occurs. The fair values of servicing rights are subject to fluctuations as a result of changes in estimated and actual prepayment speeds and default rates and losses. Servicing fee income, which is reported on the income statement as commissions and fees, is recorded for fees earned for servicing loans. The fees are based on a contractual percentage of the outstanding principal or a fixed amount per loan, and are recorded as income when earned.

Transfers of Financial Assets

Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, put presumptively beyond the reach of the transferor and its creditors even in bankruptcy or other receivership, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity or the ability to unilaterally cause the holder to return specific assets.

Derivatives

Lakeland enters into interest rate swaps (“swaps”) with loan customers to provide a facility to mitigate the fluctuations in the variable rate on the respective loans. These swaps are matched in offsetting terms to swaps that Lakeland enters into with an outside third party. The swaps are reported at fair value in other assets or other liabilities. Lakeland’s swaps qualify as derivatives, but are not designated as hedging instruments, thus any net gain or loss resulting from changes in the fair value is recognized in swap income.

The credit risk associated with derivatives executed with customers is similar as that involved in extending loans and is subject to normal credit policies. Collateral is obtained based on management’s assessment of the customer. The positions of customer derivatives are recorded at fair value.

Cash flow hedges are used primarily to minimize the variability in cash flows of assets or liabilities, or forecasted transactions caused by interest rate fluctuations. Changes in the fair value of derivatives designated as cash flow hedges are recorded in accumulated other comprehensive income (loss) and are reclassified into the line item in the income statement in which the hedged item is recorded in the same period the hedged item affects earnings. Hedge ineffectiveness and gains and losses on the component of a derivative excluded in assessing hedge effectiveness are recorded in the same income statement line item.

Further discussion of Lakeland’s financial derivatives is set forth in Note 20 to the Consolidated Financial Statements.

Earnings Per Share

Earnings per share is calculated on the basis of the weighted average number of common shares outstanding during the year. Basic earnings per share excludes dilution and is computed by dividing income available to common shareholders by the weighted average common shares outstanding during the period. Diluted earnings per share takes into account the potential dilution that could occur if securities or other contracts to issue common stock were exercised and converted into common stock.

Employee Benefit Plans

The Company has certain employee benefit plans covering substantially all employees. The Company accrues such costs as incurred. We recognize the overfunded or underfunded status of pension and postretirement benefit plans in accordance with U.S. GAAP. Actuarial gains and losses, prior service costs or credits, and any remaining transition assets or obligations are recognized as a component of accumulated other comprehensive income (loss), net of tax effects, until they are amortized as a component of net periodic benefit cost.

Comprehensive Income (Loss)

The Company reports comprehensive income (loss) in addition to net income from operations. Other comprehensive income or loss includes items recorded directly in equity such as unrealized gains or losses on securities available for sale, net gain on securities transferred from available for sale to held to maturity and unrealized gains or losses recorded on derivatives and benefit plans.

Goodwill and Other Identifiable Intangible Assets

Intangible assets resulting from acquisitions under the purchase method of accounting consist of goodwill and other intangible assets. Under ASU 2017-04, “Simplifying the Test for Goodwill Impairment,” companies assess qualitative factors to determine whether it is more likely than not that the carrying amount of a reporting unit exceeds its fair value, commonly referred to as the qualitative assessment or step zero. Goodwill is allocated to Lakeland’s one reporting unit at the date goodwill is actually recorded.

As of December 31, 2023, the carrying value of goodwill totaled $271.8 million. The Company performed its annual goodwill impairment test, as of November 30, 2023, and determined that the fair value of the Company’s single reporting unit to be in excess of its carrying value. The Company qualitatively assessed the current economic environment, including the estimated impact of inflationary conditions and geopolitical events on macroeconomic variables and economic forecasts, and on the Company’s stock price, considering how these might impact the fair value of its reporting unit. After consideration of these items, the Company determined that it was more-likely-than-not that the fair value of its reporting unit was above its book value as of our goodwill impairment test date. The Company will test goodwill for impairment between annual test dates if an event occurs or circumstances change that would indicate the fair value of the reporting unit is below its carrying amount. No events have occurred and no circumstances have changed since the annual impairment test date that would indicate the fair value of the reporting unit is below its carrying amount.

Bank Owned Life Insurance

Lakeland invests in bank owned life insurance (“BOLI”). BOLI involves the purchasing of life insurance by Lakeland on a chosen group of employees. Lakeland is the owner and beneficiary of the policies. At December 31, 2023 and 2022, Lakeland had $159.9 million and $157.0 million, respectively, in BOLI. Income earned on BOLI was $3.5 million, $4.0 million and $2.7 million for the years ended December 31, 2023, 2022 and 2021, respectively. Included in income for 2023, 2022 and 2021 are death benefit proceeds of $220,000, $855,000 and $126,000, respectively. BOLI is accounted for using the cash surrender value method and is recorded at its net realizable value.

Income Taxes

The Company accounts for income taxes under the asset and liability method of accounting for income taxes. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities as measured by the enacted tax rates that will be in effect when these differences reverse. Deferred tax expense is the result of changes in deferred tax assets and liabilities. The principal types of differences between assets and liabilities for financial statement and tax return purposes are allowance for credit losses, core deposit intangibles, deferred loan fees, unrealized gains or losses on investment securities, tax exempt securities and deferred compensation.

Variable Interest Entities

Management has determined that Lakeland Bancorp Capital Trust II, Lakeland Bancorp Capital Trust IV and 1st Constitution Capital Trust II (collectively, “the Trusts”) qualify as variable interest entities. The Trusts issued mandatorily redeemable preferred stock to investors and loaned the proceeds to the Company. The Trusts hold, as their sole asset, subordinated debentures issued by the Company. The Company is not considered the primary beneficiary of the Trusts, therefore the Trusts are not consolidated in the Company’s financial statements.

The Company’s maximum exposure to the Trusts is $48.0 million at December 31, 2023, which is the Company’s liability to the Trusts and includes the Company’s investment in the Trusts.

The Federal Reserve has issued guidance on the regulatory capital treatment for the trust preferred securities issued by the Trusts. The rule retains the current maximum percentage of total capital permitted for trust preferred securities at 25%, but enacts other changes to the rules governing trust preferred securities that affect their use as part of the collection of entities known as “restricted core capital elements.” The rule allows bank holding companies to continue to count trust preferred securities as Tier 1 Capital. The Company’s capital ratios continue to be categorized as “well-capitalized” under the regulatory framework for prompt corrective action. Under the Collins Amendment to the Dodd-Frank Wall Street Reform and Consumer Protection Act, any new issuance of trust preferred securities by the Company would not be eligible as regulatory capital.

Note 2 - Business Combinations

Provident Financial Services, Inc.

On September 26, 2022, the Company entered into definitive merger agreement with Provident Financial Services, Inc. (“Provident”) pursuant to which the companies will combine in an all-stock merger. Under the terms of the merger agreement, the Company will merge with and into Provident, with Provident as the surviving corporation, and Lakeland Bank will merge with and into Provident Bank, with Provident Bank as the surviving bank. Following the closing of the transaction, Lakeland shareholders will receive 0.8319 shares of Provident common stock for each share of Lakeland common stock they own.

The transaction has been approved by the boards of directors of both companies and on February 1, 2023, shareholders of each company approved the proposed merger. The closing of the merger remains subject to satisfaction of customary closing conditions, including receipt of customary regulatory approvals.

The Company incurred merger-related expenses on the anticipated transaction with Provident of $864,000 and $4.0 million during 2023 and 2022, respectively.

1st Constitution Bancorp

On January 6, 2022, the Company completed its acquisition of 1st Constitution Bancorp (“1st Constitution”), a bank holding company headquartered in Cranbury, New Jersey. 1st Constitution was the parent of 1st Constitution Bank, which operated 25 branches in Bergen, Mercer, Middlesex, Monmouth, Ocean and Somerset Counties in New Jersey. This acquisition enabled the Company to broaden its presence in those counties. Effective as of the close of business on January 6, 2022, 1st Constitution merged into the Company and 1st Constitution Bank merged into Lakeland. Pursuant to the merger agreement, the shareholders of 1st Constitution received for each outstanding share of 1st Constitution common stock that they owned at the effective time of the merger, 1.3577 shares of Lakeland Bancorp, Inc. common stock. The Company issued 14,020,495 shares of its common stock in the merger. Outstanding 1st Constitution options were paid out in cash at the difference between $25.55 and an average strike price of $15.95 for a total cash payment of $559,000.

The acquisition was accounted for under the acquisition method of accounting and accordingly, the assets acquired and liabilities assumed in the acquisition were recorded at their estimated fair values as of the acquisition date. 1st Constitution’s assets were recorded at their preliminary estimated fair values as of January 6, 2022 and 1st Constitution’s results of operations have been included in the Company’s Consolidated Statements of Income from that date forward.

The assets acquired and liabilities assumed in the acquisition were recorded at their estimated fair values based on management’s best estimates using information available at the date of the acquisition, including the use of a third-party valuation specialist. The calculation of goodwill was subject to change for up to one year after the closing date of the transaction as additional information relative to closing date estimates and uncertainties becomes available. No adjustments were made in the year after the close of the acquisition and all accounting is considered final. 1st Constitution’s results of operations have been included in the Company’s Consolidated Statements of Income from January 6, 2022.

The following table summarizes the estimated fair value of the acquired assets and liabilities assumed at the date of acquisition for 1st Constitution.

(in thousands)
Assets acquired:
Cash and cash equivalents	$326,236
Securities, available for sale	217,774
Securities, held to maturity	124,485
Federal Home Loan Bank stock	1,247
Loans held for sale	4,620
Loans	1,095,266
Premises and equipment	13,748
Right-of-use assets, operating lease	12,991
Goodwill	115,552
Identifiable intangible assets	9,018
Bank owned life insurance	37,580
Accrued interest receivable and other assets	8,820

Total assets acquired	1,967,337

Deposits	(1,650,613)
Subordinated debt	(14,734)
Operating lease liabilities	(12,991)
Other liabilities	(3,257)
Total liabilities assumed	(1,681,595)

Net assets acquired	$285,742

Direct costs related to the 1st Constitution acquisition were expensed as incurred. The Company recorded $4.6 million and $1.8 million in merger-related expenses related to the 1st Constitution acquisition in 2022 and 2021, respectively.

Note 3 - Earnings Per Share

The Company uses the two class method to compute earnings per common share. Participating securities include non-vested restricted stock and non-vested restricted stock units. The following tables present the computation of basic and diluted earnings per share for the periods presented.

Year Ended December 31, 2023	Income (Numerator)	Shares (Denominator)	Per Share Amount
(in thousands, except per share amounts)
Basic earnings per share
Net income available to common shareholders	$84,740	65,039	$1.30
Less: earnings allocated to participating securities	857	—	0.01

Net income available to common shareholders	83,883	65,039	1.29
Effect of dilutive securities
Stock options and restricted stock	—	178	—

Diluted earnings per share
Net income available to common shareholders plus assumed conversions	$83,883	65,217	$1.29

Year Ended December 31, 2022	Income (Numerator)	Shares (Denominator)	Per Share Amount
(in thousands, except per share amounts)
Basic earnings per share
Net income available to common shareholders	$107,369	64,624	$1.66
Less: earnings allocated to participating securities	1,236	—	0.02

Net income available to common shareholders	106,133	64,624	1.64
Effect of dilutive securities
Stock options and restricted stock	—	294	0.01

Diluted earnings per share
Net income available to common shareholders plus assumed conversions	$106,133	64,918	$1.63

Year Ended December 31, 2021	Income (Numerator)	Shares (Denominator)	Per Share Amount
(in thousands, except per share amounts)
Basic earnings per share
Net income available to common shareholders	$95,041	50,624	$1.87
Less: earnings allocated to participating securities	1,142	—	0.02

Net income available to common shareholders	93,899	50,624	1.85
Effect of dilutive securities
Stock options and restricted stock	—	246	—

Diluted earnings per share
Net income available to common shareholders plus assumed conversions	$93,899	50,870	$1.85

There were no antidilutive options to purchase common stock to be excluded from the above computations.

Note 4 - Securities

The amortized cost, gross unrealized gains and losses, allowance for credit losses and the fair value of the Company’s investment securities available for sale are as follows:

	December 31, 2023
(in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Allowance for Credit Losses	Fair Value
U.S. Treasury and U.S. government agencies	$339,364	$99	$(19,694)	$—	$319,769
Mortgage-backed securities, residential	320,947	16	(34,546)	—	286,417
Collateralized mortgage obligations, residential	150,726	—	(13,656)	—	137,070
Mortgage-backed securities, multifamily	856	—	(180)	—	676
Collateralized mortgage obligations, multifamily	46,541	—	(4,045)	—	42,496
Asset-backed securities	44,561	—	(868)	—	43,693
Obligations of states and political subdivisions	19,699	—	(571)	—	19,128
Debt securities	112,544	—	(15,511)	—	97,033

Total	$1,035,238	$115	$(89,071)	$—	$946,282

	December 31, 2022
(in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Allowance for Credit Losses	Fair Value
U.S. Treasury and U.S. government agencies	$383,958	$100	$(28,419)	$—	$355,639
Mortgage-backed securities, residential	351,355	6	(40,748)	—	310,613
Collateralized mortgage obligations, residential	170,502	—	(16,444)	—	154,058
Mortgage-backed securities, multifamily	1,000	—	(215)	—	785
Collateralized mortgage obligations, multifamily	51,108	—	(4,775)	—	46,333
Asset-backed securities	54,105	—	(1,710)	—	52,395
Obligations of states and political subdivisions	22,112	—	(989)	(1)	21,122
Debt securities	124,394	—	(10,718)	(309)	113,367

Total	$1,158,534	$106	$(104,018)	$(310)	$1,054,312

The amortized cost, gross unrealized gains and losses, allowance for credit losses and the fair value of the Company’s investment securities held to maturity are as follows:

	December 31, 2023
(in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Allowance for Credit Losses	Fair Value
U.S. government agencies	$10,406	$7	$(499)	$—	$9,914
Mortgage-backed securities, residential	332,509	82	(52,165)	—	280,426
Collateralized mortgage obligations, residential	12,243	—	(2,796)	—	9,447
Mortgage-backed securities, multifamily	4,145	—	(651)	—	3,494
Obligations of states and political subdivisions	474,220	43	(77,379)	(25)	396,859
Debt securities	3,000	—	(456)	(121)	2,423

Total	$836,523	$132	$(133,946)	$(146)	$702,563

	December 31, 2022
(in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Allowance for Credit Losses	Fair Value
U.S. government agencies	$11,099	$11	$(725)	$—	$10,385
Mortgage-backed securities, residential	360,683	57	(58,128)	—	302,612
Collateralized mortgage obligations, residential	13,026	—	(2,570)	—	10,456
Mortgage-backed securities, multifamily	5,094	—	(747)	—	4,347
Obligations of states and political subdivisions	530,513	2	(100,400)	(7)	430,108
Debt securities	3,000	—	(353)	(100)	2,547

Total	$923,415	$70	$(162,923)	$(107)	$760,455

The following table lists contractual maturities of investment securities classified as available for sale and held to maturity as of December 31, 2023. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Available for Sale		Held to Maturity
(in thousands)	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Due in one year or less	$90,745	$88,651	$24,853	$24,696
Due after one year through five years	217,816	204,111	33,733	32,023
Due after five years through ten years	107,767	93,372	108,972	95,124
Due after ten years	55,279	49,796	320,068	257,353

	471,607	435,930	487,626	409,196
Mortgage-backed and asset-backed securities	563,631	510,352	348,897	293,367

Total	$1,035,238	$946,282	$836,523	$702,563

For the years ended December 31, 2023 and 2022, there were no sales of available for sale securities. There were $4.4 million sales of securities for the year ended December 31, 2021 with gross gains on sales of securities of $9,000 and no gross losses on sales of securities. Gains or losses on sales of securities are based on the net proceeds and the adjusted carrying amount of the securities sold using the specific identification method.

Securities with a carrying value of approximately $1.57 billion and $1.34 billion at December 31, 2023 and December 31, 2022, respectively, were pledged to secure public deposits and for other purposes required by applicable laws and regulations.

The following tables indicate the length of time individual securities have been in a continuous unrealized loss position for the periods presented.

December 31, 2023	Less Than 12 Months		12 Months or Longer		Total
(dollars in thousands)	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Number of Securities	Fair Value	Unrealized Losses
AVAILABLE FOR SALE
U.S. Treasury and U.S. government agencies	$2,587	$—	$308,315	$19,694	59	$310,902	$19,694
Mortgage-backed securities, residential	10	—	284,803	34,546	129	284,813	34,546
Collateralized mortgage obligations, residential	—	—	137,070	13,656	100	137,070	13,656
Mortgage-backed securities, multifamily	—	—	676	180	1	676	180
Collateralized mortgage obligations, multifamily	—	—	42,496	4,045	20	42,496	4,045
Asset-backed securities	2,694	25	40,999	843	16	43,693	868
Obligations of states and political subdivisions	270	—	16,353	571	36	16,623	571
Debt securities	—	—	97,033	15,511	46	97,033	15,511

Total	$5,561	$25	$927,745	$89,046	407	$933,306	$89,071

HELD TO MATURITY
U.S. government agencies	$—	$—	$8,956	$499	3	$8,956	$499
Mortgage-backed securities, residential	$285	$2	$274,528	$52,163	183	$274,813	$52,165
Collateralized mortgage obligations, residential	—	—	9,447	2,796	11	9,447	2,796
Mortgage-backed securities, multifamily	—	—	3,494	651	3	3,494	651
Obligations of states and political subdivisions	3,691	2	380,787	77,377	341	384,478	77,379
Debt securities	—	—	2,544	456	1	2,544	456

Total	$3,976	$4	$679,756	$133,942	542	$683,732	$133,946

December 31, 2022	Less Than 12 Months		12 Months or Longer		Total
(dollars in thousands)	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Number of Securities	Fair Value	Unrealized Losses
AVAILABLE FOR SALE
U.S. Treasury and U.S. government agencies	$114,514	$5,856	$229,094	$22,563	67	$343,608	$28,419
Mortgage-backed securities, residential	127,363	12,399	182,079	28,349	135	309,442	40,748
Collateralized mortgage obligations, residential	66,316	3,958	87,742	12,486	104	154,058	16,444
Mortgage-backed securities, multifamily	—	—	786	215	1	786	215
Collateralized mortgage obligations, multifamily	37,407	2,861	8,926	1,914	20	46,333	4,775
Asset-backed securities	34,871	977	17,524	733	17	52,395	1,710
Obligations of states and political subdivisions	3,771	276	16,746	713	46	20,517	989
Debt securities	88,489	7,437	22,880	3,281	49	111,369	10,718

Total	$472,731	$33,764	$565,777	$70,254	439	$1,038,508	$104,018

HELD TO MATURITY
U.S. government agencies	$6,671	$336	$2,412	$389	3	$9,083	$725
Mortgage-backed securities, residential	$32,549	$2,275	$264,035	$55,853	182	$296,584	$58,128
Collateralized mortgage obligations, residential	4,668	516	5,787	2,054	12	10,455	2,570
Mortgage-backed securities, multifamily	2,671	376	1,676	371	4	4,347	747
Obligations of states and political subdivisions	82,459	3,689	341,076	96,711	379	423,535	100,400
Debt securities	—	—	2,647	353	1	2,647	353

Total	$129,018	$7,192	$617,633	$155,731	581	$746,651	$162,923

For available for sale securities, the Company assesses whether a loss is from credit or other factors and considers the extent to which fair value is less than amortized cost, adverse changes to the rating of the security by a rating agency, a security’s market yield as compared to similar securities and adverse conditions related to the security, among other factors. If this assessment indicates that a credit loss exists, the present value of cash flows expected to be collected from the security are compared to the amortized cost basis of the security. If the present value of cash flows is less than the amortized cost, a credit loss exists and an allowance is created, limited by the amount that the fair value is less than the amortized cost basis.

For held to maturity securities, management measures expected credit losses on a collective basis by major security type. All of the mortgage-backed securities are issued by U.S. government agencies and are either explicitly or implicitly guaranteed by the U.S. government, are highly rated by major rating agencies and have a long history of no credit losses and, therefore, the expectation of non-payment is zero. A range of historical losses method is utilized in estimating the net amount expected to be collected for mortgage-backed securities, collateralized mortgage obligations, obligations of states and political subdivisions and debt securities.

The gross unrealized losses reported for residential mortgage-backed securities relate to investment securities issued by U.S. government sponsored entities such as Federal National Mortgage Association and Federal Home Loan Mortgage Corporation, and U.S. government agencies such as Government National Mortgage Association. The total gross unrealized losses, shown in the tables above, were primarily attributable to changes in interest rates and levels of market liquidity, relative to when the investment securities were purchased, and not due to the credit quality of the investment securities.

Credit Quality Indicators

Credit ratings, which are updated monthly, are a key measure for estimating the probability of a bond’s default and for monitoring credit quality on an on-going basis. For bonds other than U.S. Treasuries and bonds issued or guaranteed by U.S. government agencies, credit ratings issued by one or more nationally recognized statistical rating organizations are considered in conjunction with an assessment by the Company’s management. Investment grade reflects a credit quality of A or above.

The tables below indicate the credit profile of the Company’s investment securities held to maturity at amortized cost for the periods presented.

December 31, 2023	AAA	AA	A	BB	Not Rated	Total
(in thousands)
U.S. Treasury and U.S. government agencies	$10,406	$—	$—	$—	$—	$10,406
Mortgage-backed securities, residential	332,509	—	—	—	—	332,509
Collateralized mortgage obligations, residential	12,243	—	—	—	—	12,243
Mortgage-backed securities, multifamily	4,145	—	—	—	—	4,145
Obligations of states and political subdivisions	152,167	309,788	—	—	12,265	474,220
Debt securities	—	—	—	3,000	—	3,000

Total	$511,470	$309,788	$—	$3,000	$12,265	$836,523

December 31, 2022	AAA	AA	A	BBB	Not Rated	Total
(in thousands)
U.S. Treasury and U.S. government agencies	$11,099	$—	$—	$—	$—	$11,099
Mortgage-backed securities, residential	360,683	—	—	—	—	360,683
Collateralized mortgage obligations, residential	13,026	—	—	—	—	13,026
Mortgage-backed securities, multifamily	5,094	—	—	—	—	5,094
Obligations of states and political subdivisions	156,661	317,566	1,020	—	55,266	530,513
Debt securities	—	—	—	3,000	—	3,000

Total	$546,563	$317,566	$1,020	$3,000	$55,266	$923,415

Equity securities at fair value

The Company has an equity securities portfolio which consists of investments in Community Reinvestment funds. The fair value of the equity portfolio was $17.7 million and $17.3 million at December 31, 2023 and December 31, 2022, respectively. The Company recorded no sales of equity securities for the years ended December 31, 2023, 2022 and 2021. The Company recorded gains of $110,000 for the year ended December 31, 2023, and $1.3 million and $285,000 in fair value losses on equity securities in noninterest income for the years ended December 31, 2022 and 2021, respectively.

As of December 31, 2023, the Company’s investments in Community Reinvestment funds include $7.8 million that are primarily invested in community development loans that are guaranteed by the SBA. Because the funds are primarily guaranteed by the federal government, there are minimal changes in fair value between accounting periods. These funds can be redeemed with 60 days’ notice at the net asset value less unpaid management fees with the approval of the fund manager. As of December 31, 2023, the net amortized cost equaled the fair value of the investment. There are no unfunded commitments related to these investments.

The Community Reinvestment funds also include $9.9 million of investment in government guaranteed loans, mortgage-backed securities, small business loans and other instruments supporting affordable housing and economic development as of December 31, 2023. The Company may redeem these funds at the net asset value calculated at the end of the current business day less any unpaid management fees. There are no restrictions on redemptions for the holdings in these investments other than the notice required by the fund manager. There are no unfunded commitments related to these investments.

Note 5 - Loans

The following table summarizes the composition of the Company’s loan portfolio.

(in thousands)	December 31, 2023	December 31, 2022
Non-owner occupied commercial	$2,987,959	$2,906,014
Owner occupied commercial	1,283,221	1,246,189
Multifamily	1,408,905	1,260,814
Non-owner occupied residential	213,986	218,026
Commercial, industrial and other	638,894	606,711
Construction	302,745	380,100
Equipment finance	179,171	151,574
Residential mortgage	985,768	765,552
Consumer	343,212	331,070

Total	$8,343,861	$7,866,050

Loans are recognized at amortized cost, which includes principal balance and net deferred loan fees and costs. The Company elected to exclude accrued interest receivable from amortized cost. Accrued interest receivable is reported separately in the Consolidated Balance Sheets and totaled $29.1 million at December 31, 2023 and $24.5 million at December 31, 2022. Loan origination fees and certain direct loan origination costs are deferred and the net fee or cost is recognized in interest income as an adjustment of yield. Net deferred loan fees are included in loans by respective segment and total $1.8 million and $2.1 million at December 31, 2023 and December 31, 2022, respectively.

Consumer loans included overdraft deposit balances of $619,000 and $1.3 million at December 31, 2023 and December 31, 2022, respectively. Loans pledged for potential borrowings at the FHLB totaled $4.58 billion and $2.89 billion at December 31, 2023 and December 31, 2022, respectively.

Credit Quality Indicators

Management closely and continually monitors the quality of its loans and assesses the quantitative and qualitative risks arising from the credit quality of its loans. Lakeland assigns a credit risk rating to all loans and loan commitments. The credit risk rating system has been developed by management to provide a methodology to be used by loan officers, department heads and senior management in identifying various levels of credit risk that exist within the loan portfolios. The risk rating system assists senior management in evaluating the loan portfolio and analyzing trends. In assigning risk ratings, management considers, among other things, the borrower’s ability to service the debt based on relevant information such as current financial information, historical payment experience, credit documentation, public information and current economic conditions.

Management categorizes loans and commitments into the following risk ratings:

Pass: “Pass” assets are well protected by the current net worth and paying capacity of the obligor or guarantors, if any, or by the fair value of any underlying collateral.

Watch: “Watch” assets require more than the usual amount of monitoring due to declining earnings, strained cash flow, increasing leverage and/or weakening market. These borrowers generally have limited additional debt capacity and modest coverage and average or below average asset quality, margins and market share.

Special Mention: “Special mention” assets exhibit identifiable credit weakness, which if not checked or corrected could weaken the loan quality or inadequately protect the bank’s credit position at some future date.

Substandard: “Substandard” assets are inadequately protected by the current sound worth and paying capacity of the obligors or of the collateral pledged, if any. A substandard loan has a well-defined weakness or weaknesses that may jeopardize the liquidation of the debt.

Doubtful: “Doubtful” assets that exhibit all of the weaknesses inherent in substandard loans, but have the added characteristics that the weaknesses make collection or liquidation in full improbable on the basis of existing facts.

Loss: “Loss” is a rating for loans or portions of loans that are considered uncollectible and of such little value that their continuance as bankable loans is not warranted.

The following table presents the risk category of loans by class of loan and vintage as of December 31, 2023.

	Term Loans by Origination Year
(in thousands)	2023	2022	2021	2020	2019	Pre-2019	Revolving Loans	Revolving to Term	Total
Non-owner occupied commercial
Pass	$315,447	$611,051	$371,828	$489,642	$266,172	$793,791	$16,498	$—	$2,864,429
Watch	2,512	3,237	—	7,328	—	49,126	—	—	62,203
Special mention	—	740	—	4,886	2,977	25,104	—	—	33,707
Substandard	—	—	—	—	—	27,325	295	—	27,620

Total	317,959	615,028	371,828	501,856	269,149	895,346	16,793	—	2,987,959

Owner occupied commercial
Pass	58,328	342,669	187,089	150,210	68,978	334,536	9,315	—	1,151,125
Watch	—	—	23,554	1,673	23,288	33,480	644	—	82,639
Special mention	—	556	3,512	1,403	1,646	5,262	—	960	13,339
Substandard	—	—	8,643	19,847	1,836	5,792	—	—	36,118

Total	58,328	343,225	222,798	173,133	95,748	379,070	9,959	960	1,283,221

Multifamily
Pass	143,030	300,128	263,154	250,089	63,413	328,095	5,496	—	1,353,405
Watch	—	1,383	8	29,538	3,783	6,509	—	—	41,221
Special mention	—	—	—	—	—	11,682	—	—	11,682
Substandard	—	—	1,095	—	—	1,502	—	—	2,597

Total	143,030	301,511	264,257	279,627	67,196	347,788	5,496	—	1,408,905

Non-owner occupied residential
Pass	14,720	36,596	27,974	19,708	23,560	75,250	6,261	—	204,069
Watch	—	2,117	—	—	—	3,499	75	—	5,691
Special mention	—	—	—	—	494	1,683	—	—	2,177
Substandard	—	—	—	—	531	1,518	—	—	2,049

Total	14,720	38,713	27,974	19,708	24,585	81,950	6,336	—	213,986

Commercial, industrial and other
Pass	19,628	38,783	41,152	20,639	24,297	43,755	415,925	557	604,736
Watch	4,137	1,558	878	49	272	1,129	16,771	1,875	26,669
Special mention	90	—	—	—	1	1,219	625	—	1,935
Substandard	—	375	820	29	126	325	3,879	—	5,554

Total	23,855	40,716	42,850	20,717	24,696	46,428	437,200	2,432	638,894

Current YTD period:
Gross charge-offs	—	—	13	—	—	14	—	—	27
Construction
Pass	46,970	145,072	60,681	2,688	4,912	3,999	8,079	3,039	275,440
Watch	2,337	1,101	10,512	—	—	—	657	—	14,607
Substandard	—	—	—	—	—	12,698	—	—	12,698

Total	49,307	146,173	71,193	2,688	4,912	16,697	8,736	3,039	302,745

Current YTD period:
Gross charge-offs	—	13	—	—	—	—	—	—	13

	Term Loans by Origination Year
(in thousands)	2023	2022	2021	2020	2019	Pre-2019	Revolving Loans	Revolving to Term	Total
Equipment finance
Pass	80,831	56,719	23,839	10,917	5,742	605	—	—	178,653
Substandard	76	219	126	32	65	—	—	—	518

Total	80,907	56,938	23,965	10,949	5,807	605	—	—	179,171

Current YTD period:
Gross charge-offs	29	44	194	—	31	9	—	—	307
Residential mortgage
Pass	270,695	312,166	157,716	100,900	33,022	108,868	—	—	983,367
Substandard	—	—	1,176	424	454	347	—	—	2,401

Total	270,695	312,166	158,892	101,324	33,476	109,215	—	—	985,768

Current YTD period:
Gross charge-offs	—	128	—	—	—	—	—	—	128
Consumer
Pass	25,790	40,640	27,989	7,117	3,445	18,865	218,035	99	341,980
Substandard	—	—	—	—	—	1,196	—	36	1,232

Total	25,790	40,640	27,989	7,117	3,445	20,061	218,035	135	343,212

Current YTD period:
Gross charge-offs	$237	$6	$23	$7	$1	$20	$—	$—	$294
Total loans	$984,591	$1,895,110	$1,211,746	$1,117,119	$529,014	$1,897,160	$702,555	$6,566	$8,343,861

Current YTD period:
Gross charge-offs	266	191	230	7	32	43	—	—	769

The following table presents the risk category of loans by class of loan and vintage as of December 31, 2022.

	Term Loans by Origination Year
(in thousands)	2022	2021	2020	2019	2018	Pre-2018	Revolving Loans	Revolving to Term	Total
Non-owner occupied commercial
Pass	$673,235	$391,748	$495,618	$271,109	$183,971	$703,852	$19,317	2,502	$2,741,352
Watch	1,272	—	21,720	26,906	12,099	48,314	—	—	110,311
Special mention	—	—	494	830	15,586	16,304	—	—	33,214
Substandard	—	—	—	—	133	21,004	—	—	21,137

Total	674,507	391,748	517,832	298,845	211,789	789,474	19,317	2,502	2,906,014

Owner occupied commercial
Pass	267,754	198,131	191,603	85,343	61,581	317,434	13,328	—	1,135,174
Watch	—	—	2,888	3,520	4,728	28,659	75	—	39,870
Special mention	585	17,778	5,749	1,862	3,701	20,292	—	—	49,967
Substandard	—	97	8,876	1,899	475	9,831	—	—	21,178

Total	268,339	216,006	209,116	92,624	70,485	376,216	13,403	—	1,246,189

Multifamily
Pass	312,910	221,306	265,187	67,072	95,432	249,021	5,288	—	1,216,216
Watch	—	5,817	11,692	—	—	2,504	—	—	20,013
Special mention	500	—	2,421	—	—	11,274	—	—	14,195
Substandard	—	—	—	3,864	—	6,526	—	—	10,390

Total	313,410	227,123	279,300	70,936	95,432	269,325	5,288	—	1,260,814

Non-owner occupied residential
Pass	37,445	29,365	22,133	24,205	18,489	67,114	7,513	21	206,285
Watch	—	—	—	2,068	—	5,244	75	—	7,387
Special mention	—	—	—	507	822	1,017	—	—	2,346
Substandard	—	—	—	—	—	2,008	—	—	2,008

Total	37,445	29,365	22,133	26,780	19,311	75,383	7,588	21	218,026

Commercial, industrial and other
Pass	48,719	51,894	27,644	57,124	13,936	39,892	339,040	245	578,494
Watch	251	704	237	211	—	1,424	10,001	—	12,828
Special mention	375	258	—	179	36	378	4,878	—	6,104
Substandard	776	242	—	450	4,722	183	2,912	—	9,285

Total	50,121	53,098	27,881	57,964	18,694	41,877	356,831	245	606,711

Construction
Pass	79,420	172,849	35,295	31,447	7,245	4,005	19,294	—	349,555
Watch	1,159	5,480	10,299	—	—	—	171	—	17,109
Substandard	—	95	—	—	—	13,341	—	—	13,436

Total	80,579	178,424	45,594	31,447	7,245	17,346	19,465	—	380,100

Equipment finance
Pass	74,840	36,087	20,382	15,738	3,862	546	—	—	151,455
Substandard	—	—	—	97	22	—	—	—	119

Total	74,840	36,087	20,382	15,835	3,884	546	—	—	151,574

Residential mortgage
Pass	323,636	167,791	110,199	35,180	20,218	106,391	—	—	763,415
Substandard	—	—	—	490	341	1,306	—	—	2,137

Total	323,636	167,791	110,199	35,670	20,559	107,697	—	—	765,552

Consumer
Pass	47,282	31,368	8,658	4,143	3,093	21,482	213,857	—	329,883
Substandard	33	—	—	—	23	853	278	—	1,187

Total	47,315	31,368	8,658	4,143	3,116	22,335	214,135	—	331,070

Total loans	$1,870,192	$1,331,010	$1,241,095	$634,244	$450,515	$1,700,199	$636,027	$2,768	$7,866,050

Past Due and Non-accrual Loans

Loans are considered past due if required principal and interest payments have not been received as of the date such payments were contractually due. A loan is generally considered non-performing when it is placed on non-accrual status. A loan is generally placed on non-accrual status when it becomes 90 days past due if such loan has been identified as presenting uncertainty with respect to the collectability of interest and principal. A loan past due 90 days or more may remain on accruing status if such loan is both well secured and in the process of collection.

The following tables present the payment status of the recorded investment in past due loans as of the periods noted, by class of loans.

December 31, 2023		Past Due
(in thousands)	Current	30 - 59 Days	60 - 89 Days	Greater than 89 days	Total	Total Loans
Non-owner occupied commercial	$2,987,738	$—	$—	$221	$221	$2,987,959
Owner occupied commercial	1,276,251	405	—	6,565	6,970	1,283,221
Multifamily	1,407,309	1,503	93	—	1,596	1,408,905
Non-owner occupied residential	213,324	662	—	—	662	213,986
Commercial, industrial and other	638,493	—	—	401	401	638,894
Construction	290,047	—	12,698	—	12,698	302,745
Equipment finance	177,657	249	928	337	1,514	179,171
Residential mortgage	975,408	7,469	1,660	1,231	10,360	985,768
Consumer	341,827	662	231	492	1,385	343,212

Total	$8,308,054	$10,950	$15,610	$9,247	$35,807	$8,343,861

December 31, 2022		Past Due
(in thousands)	Current	30-59 Days	60-89 Days	Greater than 89 days	Total	Total Loans
Non-owner occupied commercial	$2,905,049	$346	$—	$619	$965	$2,906,014
Owner occupied commercial	1,235,134	2,854	477	7,724	11,055	1,246,189
Multifamily	1,260,135	—	679	—	679	1,260,814
Non-owner occupied residential	217,407	178	—	441	619	218,026
Commercial, industrial and other	603,731	55	3	2,922	2,980	606,711
Construction	379,120	—	—	980	980	380,100
Equipment finance	150,842	494	238	—	732	151,574
Residential mortgage	760,638	3,031	271	1,612	4,914	765,552
Consumer	330,119	841	62	48	951	331,070

Total	$7,842,175	$7,799	$1,730	$14,346	$23,875	$7,866,050

The following tables present information on non-accrual loans at December 31, 2023 and December 31, 2022.

December 31, 2023
(in thousands)	Non-accrual	Interest Income Recognized on Non-accrual Loans	Amortized Cost Basis of Loans >= 90 days Past due but still accruing	Amortized Cost Basis of Non-accrual Loans without Related Allowance
Non-owner occupied commercial	$769	$—	$—	$—
Owner occupied commercial	6,849	—	—	6,630
Multifamily	1,096	—	—	1,095
Non-owner occupied residential	—	—	—	—
Commercial, industrial and other	401	—	—	—
Construction	12,698	—	—	12,698
Equipment finance	518	—	—	—
Residential mortgage	2,400	—	—	—
Consumer	1,232	—	—	—

Total	$25,963	$—	$—	$20,423

December 31, 2022
(in thousands)	Non-accrual	Interest Income Recognized on Non-accrual Loans	Amortized Cost Basis of Loans >= 90 days Past due but still accruing	Amortized Cost Basis of Non- accrual Loans without Related Allowance
Non-owner occupied commercial	$618	$—	$—	$—
Owner occupied commercial	9,439	—	—	8,859
Non-owner occupied residential	441	—	—	440
Commercial, industrial and other	2,978	—	—	—
Construction	980	—	—	980
Equipment finance	114	—	—	—
Residential mortgage	2,011	—	—	—
Consumer	781	—	—	79

Total	$17,362	$—	$—	$10,358

At December 31, 2023 and December 31, 2022, there were no loans that were past due more than 89 days and still accruing. At December 31, 2023 and 2022, the Company had $621,000 and $898,000, respectively, in residential mortgages and consumer home equity loans included in total non-accrual loans that were in the process of foreclosure.

Purchased Credit Deteriorated Loans

The following summarized the PCD loans acquired in the 1st Constitution acquisition as of the closing date, January 6, 2022.

(in thousands)
Gross amortized cost basis	$140,300
Interest component of expected cash flows (accretable difference)	(3,792)
Allowance for credit losses on PCD loans	(12,077)

Net PCD loans	$124,431

At December 31, 2023, net PCD loans acquired from 1st Constitution totaled $69.5 million.

Troubled Debt Restructurings and Modifications of Loans to Debtors Experiencing Financial Difficulty

The Company adopted ASU 2022-02, “Troubled Debt Restructurings and Vintage Disclosures” (“ASU 2022-02”) as of January 1, 2023. Among other things, ASU 2022-02 eliminates the recognition and measurement guidance of troubled debt restructured loans (“TDRs”) so that creditors will apply the same guidance to all modifications when determining whether a modification results in a new receivable or continuation of an existing receivable. ASU 2022-02 requires vintage disclosures of gross charge-offs as shown in the vintage disclosure above. It also replaces the historical disclosure of TDRs with the new disclosure of modifications of receivables to debtors experiencing financial difficulty.

Prior to the adoption of ASU 2022-02, loans were classified as TDRs in cases where borrowers experienced financial difficulties and Lakeland made certain concessionary modifications to contractual terms. Restructured loans typically involved a modification of terms such as a reduction of the stated interest rate, a moratorium of principal payments and/or an extension of the maturity date at a stated interest rate lower than the current market rate of a new loan with similar risk.

During the Year Ended December 31, 2023, there were no loan modifications that met the definition of a modification to a debtor experiencing financial difficulty. At December 31, 2022, TDRs totaled $2.6 million, all of which were accruing TDRs. There were no loans that were restructured during the year ended December 31, 2022, that met the definition of a TDR. There were no restructured loans that subsequently defaulted during the years ended December 31, 2023 and 2022, respectively.

Related Party Loans

Lakeland has entered into lending transactions in the ordinary course of business with directors, executive officers, principal stockholders and affiliates of such persons on similar terms, including interest rates and collateral, as those prevailing for comparable transactions with other borrowers not related to Lakeland. At December 31, 2023 and 2022, loans to these related parties amounted to $69.1 million and $67.5 million, respectively. There were new loans of $10.1 million to related parties and repayments of $8.6 million from related parties in 2023.

Mortgages Held for Sale

Residential mortgages originated by the bank and held for sale in the secondary market are carried at the lower of cost or fair market value. Fair value is generally determined by the value of purchase commitments on individual loans. Losses are recorded as a valuation allowance and charged to earnings. As of December 31, 2023, Lakeland had $664,000 in mortgages held for sale compared to $536,000 as of December 31, 2022.

Equipment Finance Receivables

Future minimum payments of equipment finance receivables at December 31, 2023 are expected as follows:

(in thousands)
2024	$56,874
2025	48,231
2026	37,546
2027	24,975
2028	9,754
Thereafter	1,791

$179,171

Other Real Estate and Other Repossessed Assets

At December 31, 2023 and December 31, 2022, Lakeland had no other real estate owned and held no other repossessed assets. For the years ended December 31, 2023, December 31, 2022, and December 31, 2021, Lakeland had no writedowns of other real estate owned.

Note 6 - Allowance for Credit Losses

The Company measures expected credit losses for financial assets measured at amortized cost, including loans, investments and certain off-balance-sheet credit exposures in accordance with ASU 2016-13. See Note 1—Summary of Significant Accounting Policies for a description of the Company’s allowance methodology.

Under the standard, the Company’s methodology for determining the allowance for credit losses on loans is based upon key assumptions, including the lookback periods, historic net charge-off factors, economic forecasts, reversion periods, prepayments and qualitative adjustments. The allowance is measured on a collective, or pool, basis when similar risk characteristics exist. Loans that do not share common risk characteristics are evaluated on an individual basis and are excluded from the collective evaluation. At December 31, 2023, loans totaling $8.25 billion were evaluated collectively and the allowance on these balances totaled $74.9 million and loans evaluated on an individual basis totaled $90.6 million with the specific allocations of the allowance for credit losses totaling $2.3 million.

Federal regulatory agencies, as an integral part of their examination process, review our loans and the corresponding allowance for credit losses. While we believe that our allowance for credit losses on loans in relation to our current loan portfolio is adequate to cover current and expected losses, we cannot assure you that we will not need to increase our allowance for credit losses on loans or that the regulators will not require us to increase this allowance. Future increases in our allowance for credit losses on loans could materially and adversely affect our earnings and profitability.

Allowance for Credit Losses - Loans

The allowance for credit losses is summarized in the following table.

(in thousands)	2023	2022
Balance at beginning of the period	$70,264	$58,047
Initial allowance for credit losses on PCD loans	—	12,077
Charge-offs on PCD loans	—	(7,634)
Charge-offs	(769)	(733)
Recoveries	460	819

Net (charge-offs) recoveries	(309)	(7,548)

Provision for credit loss - loans	7,208	7,688

Balance at end of the period	$77,163	$70,264

Accrued interest receivable on loans, reported as a component of accrued interest receivable on the consolidated balance sheet, totaled $29.1 million and $24.5 million at December 31, 2023 and December 31, 2022, respectively. The Company made the election to exclude accrued interest receivable from the estimate of credit losses.

The allowance for credit losses increased to $77.2 million, 0.92% of total loans, at December 31, 2023, compared to $70.3 million, 0.89% of total loans, at December 31, 2022, primarily due to the an increase in the loan portfolio and to a change in environmental qualitative factors.

The following tables detail activity in the allowance for credit losses by portfolio segment for the years ended December 31, 2023 and 2022.

(in thousands)	Balance at December 31, 2022	Charge-offs	Recoveries	Provision (Benefit) for Credit Loss - Loans	Balance at December 31, 2023
Non-owner occupied commercial	$23,462	$—	$—	$857	$24,319
Owner occupied commercial	6,696	—	6	(315)	6,387
Multifamily	9,425	—	—	321	9,746
Non-owner occupied residential	2,643	—	—	(243)	2,400
Commercial, industrial and other	8,836	(27)	232	3	9,044
Construction	2,968	(13)	—	(709)	2,246
Equipment finance	3,445	(307)	30	4,353	7,521
Residential mortgage	8,041	(128)	—	2,473	10,386
Consumer	4,748	(294)	192	468	5,114

Total	$70,264	$(769)	$460	$7,208	$77,163

(in thousands)	Balance at December 31, 2021	Initial allowance for credit losses on PCD loans	Charge-offs	Recoveries	Provision (Benefit) for Credit Loss - Loans	Balance at December 31, 2022
Non owner occupied commercial	$20,071	$1,312	$(4)	$4	$2,079	$23,462
Owner occupied commercial	3,964	1,137	(38)	351	1,282	6,696
Multifamily	8,309	4	—	—	1,112	9,425
Non owner occupied residential	2,380	175	—	14	74	2,643
Commercial, industrial and other	9,891	2,413	(1,128)	151	(2,491)	8,836
Construction	838	6,843	(6,807)	3	2,091	2,968
Equipment finance	3,663	—	(184)	114	(148)	3,445
Residential mortgage	3,914	179	—	48	3,900	8,041
Consumer	5,017	14	(206)	134	(211)	4,748

Total	$58,047	$12,077	$(8,367)	$819	$7,688	$70,264

The following tables present the recorded investment in loans by portfolio segment and the related allowance for credit or loan losses for the years ended December 31, 2023 and 2022.

December 31, 2023	Loans				Allowance for Credit Losses
(in thousands)	Individually evaluated	Collectively evaluated	Acquired with deteriorated credit quality	Total	Individually evaluated	Collectively evaluated	Total
Non-owner occupied commercial	$—	$2,959,469	$28,490	$2,987,959	$557	$23,762	$24,319
Owner occupied commercial	6,474	1,246,243	30,504	1,283,221	893	5,494	6,387
Multifamily	1,095	1,402,174	5,636	1,408,905	6	9,740	9,746
Non-owner occupied residential	522	212,460	1,004	213,986	14	2,386	2,400
Commercial, industrial and other	—	635,285	3,609	638,894	686	8,358	9,044
Construction	12,698	290,047	—	302,745	—	2,246	2,246
Equipment finance	—	179,171	—	179,171	—	7,521	7,521
Residential mortgage	—	985,398	370	985,768	56	10,330	10,386
Consumer	—	343,006	206	343,212	69	5,045	5,114

Total loans	$20,789	$8,253,253	$69,819	$8,343,861	$2,281	$74,882	$77,163

December 31, 2022	Loans				Allowance for Credit Losses
(in thousands)	Individually evaluated for impairment	Collectively evaluated for impairment	Acquired with deteriorated credit quality	Total	Individually evaluated for impairment	Collectively evaluated for impairment	Total
Non owner occupied commercial	$—	$2,871,950	$34,064	$2,906,014	$753	$22,709	$23,462
Owner occupied commercial	12,041	1,202,919	31,229	1,246,189	983	5,713	6,696
Multifamily	—	1,254,412	6,402	1,260,814	5	9,420	9,425
Non owner occupied residential	441	216,516	1,069	218,026	16	2,627	2,643
Commercial, industrial and other	2,806	594,568	9,337	606,711	2,150	6,686	8,836
Construction	980	379,120	—	380,100	—	2,968	2,968
Equipment finance	—	151,574	—	151,574	—	3,445	3,445
Residential mortgage	—	764,340	1,212	765,552	181	7,860	8,041
Consumer	—	330,920	150	331,070	3	4,745	4,748

Total loans	$16,268	$7,766,319	$83,463	$7,866,050	$4,091	$66,173	$70,264

Allowance for Credit Losses - Securities

At December 31, 2023, the balance of the allowance for credit loss on available for sale and held to maturity securities was $0 and $146,000, respectively. At December 31, 2022, the Company reported an allowance for credit losses of $310,000 on available for sale securities and of $107,000 on held to maturity securities.

The allowance for credit losses on securities is summarized in the following tables.

Available for Sale	For the Years Ended December 31,
(in thousands)	2023	2022
Balance at beginning of the period	$310	$83
Charge-offs	(6,640)	—
Recoveries	—	—
Net charge-offs	(6,640)	—
(Benefit) provision for credit loss expense	6,330	227

Balance at end of the period	$—	$310

Held to Maturity	For the Years Ended December 31,
(in thousands)	2023	2022
Balance in the beginning of the period	$107	$181
(Benefit) provision for credit loss expense	39	(74)

Balance at the end of the period	$146	$107

The provision for credit loss expense for available for sale securities increased from $227,000 for the year ended December 31, 2022 to $6.3 million for the year ended December 31, 2023 as a result of a $6.6 million provision and subsequent charge-off of subordinated debt securities of Signature Bank which failed in March 2023.

Accrued interest receivable on securities is reported as a component of accrued interest receivable on the consolidated balance sheet and totaled $8.1 million and $8.7 million at December 31, 2023 and December 31, 2022, respectively. The Company made the election to exclude accrued interest receivable from the estimate of credit losses on securities.

Allowance for Credit Losses - Off-Balance-Sheet Exposures

The allowance for credit losses on off-balance-sheet exposures is reported in other liabilities in the Consolidated Balance Sheets. The liability represents an estimate of expected credit losses arising from off-balance-sheet exposures such as letters of credit, guarantees and unfunded loan commitments. The process for measuring lifetime expected credit losses on these exposures is consistent with that for loans as discussed above, but is subject to an additional estimate reflecting the likelihood that funding will occur. No liability is recognized for off-balance-sheet credit exposures that are unconditionally cancellable by the Company. Adjustments to the liability are reported as a component of provision for credit losses.

At December 31, 2023 and 2022, the balance of the allowance for credit losses for off-balance-sheet exposures was $2.5 million and $3.0 million, respectively. The Company recorded a benefit on off-balance-sheet exposures of $526,000 for the year ended December 31, 2023 and a provision for credit losses on off-balance-sheet exposures of $673,000 for the year ended December 31, 2022.

Note 7 - Premises and Equipment

	Estimated	December 31,
(in thousands)	Useful Lives	2023	2022
Land	Indefinite	$13,777	$13,777
Buildings and building improvements	10 to 50 years	48,786	49,626
Leasehold improvements	10 to 25 years	17,101	15,898
Furniture, fixtures and equipment	2 to 30 years	36,449	33,976

		116,113	113,277
Less accumulated depreciation and amortization		63,267	57,848

		$52,846	$55,429

Depreciation expense was $7.7 million, $7.5 million and $6.8 million for the years ended December 31, 2023, 2022 and 2021, respectively.

Note 8 – Leases

The Company leases certain premises and equipment under operating leases. Portions of certain properties are subleased for terms extending through 2027. At December 31, 2023, the Company had lease liabilities totaling $16.9 million and right-of-use assets totaling $16.0 million related to these leases. At December 31, 2022, the Company had lease liabilities totaling $21.4 million and right-of-use assets totaling $20.1 million. The calculated amount of the right-of-use asset and lease liabilities are impacted by the length of the lease term and the discount rate used to calculate the present value of the minimum lease payments. The Company’s lease agreements often include one or more options to renew at the Company’s discretion. If at lease inception, the Company considers the exercising of a renewal option to be reasonably certain, the Company will include the extended term in the calculation of the right-of-use asset and lease liability. The Company uses its incremental borrowing rate at lease inception, on a collateralized basis, over a similar term.

For the year ended December 31, 2023, the weighted average remaining lease term for operating leases was 8.18 years and the weighted average discount rate used in the measurement of operating lease liabilities was 3.24%. For the year ended December 31, 2022, the weighted average remaining lease term for operating leases was 8.23 years and the weighted average discount rate used in the measurement of operating lease liabilities was 3.13%.

As the Company elected not to separate lease and non-lease components and instead to account for them as a single lease component, the variable lease cost primarily represents variable payments such as common area maintenance and utilities. Lease costs were as follows.

(in thousands)	2023	2022	2021
Operating lease cost	$4,670	$4,930	$3,154
Short-term lease cost	—	18	—
Variable lease cost	58	62	67
Sublease income	(130)	(106)	(121)

Net lease cost	$4,598	$4,904	$3,100

The table below presents other information on the Company’s operating leases for the years ended December 31,

(in thousands)	2023	2022	2021
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$4,414	$4,160	$2,757
Right-of-use asset obtained in exchange for new operating lease liabilities	573	1,158	717

There were no sale and leaseback transactions, leveraged leases or lease transactions with related parties during the year ended December 31, 2023 and 2022. At December 31, 2023 and 2022, the Company had no leases that had not yet commenced.

A maturity analysis of operating lease liabilities and reconciliation of the undiscounted cash flows to the total operating lease liability at December 31, 2023 is as follows:

(in thousands)
Within one year	$4,287
After one year but within three years	6,169
After three years but within five years	3,339
After 5 years	5,683

Total undiscounted cash flows	19,478
Discount on cash flows	(2,587)

Total lease liability	$16,891

Note 9 - Deposits

The following table sets forth the details of total deposits.

(dollars in thousands)	December 31, 2023		December 31, 2022
	Balance	% of Total	Balance	% of Total
Noninterest-bearing demand	$1,781,619	20.8%	$2,113,289	24.7%
Interest-bearing checking	3,117,358	36.3%	3,079,249	35.9%
Money market	1,033,436	12.0%	1,192,353	13.9%
Savings	681,377	8.0%	974,403	11.4%
Certificates of deposit under $250 thousand	1,444,640	16.8%	882,505	10.3%
Certificates of deposit $250 thousand and over	522,808	6.1%	325,672	3.8%

Total deposits	$8,581,238	100.0%	$8,567,471	100.0%

At December 31, 2023, the schedule of maturities of certificates of deposit is as follows:

(in thousands)
2024	$1,794,878
2025	161,707
2026	7,904
2027	2,204
2028	755

Total	$1,967,448

At December 31, 2023 and 2022, certificates of deposit obtained through brokers totaled $160.0 million and $33.1 million, respectively.

Interest expense on deposits is as follows:

(in thousands)	2023	2022	2021
Checking accounts	$76,322	$21,899	$4,591
Money market accounts	22,215	11,084	6,226
Savings	1,999	2,410	334
Certificates of deposit	62,559	8,860	5,642

Total	$163,095	$44,253	$16,793

Note 10 - Debt

Overnight and Short-Term Borrowings

At December 31, 2023 and 2022, respectively, overnight and short-term borrowings from FHLB totaled $600.0 million and $700.0 million, at rates of 5.61% and 4.61%. Lakeland may borrow from the FHLB up to the amount of collateral pledged. In addition, Lakeland had $89.4 million overnight and short-term borrowings from correspondent banks at December 31, 2023 at a weighted rate of 6.14% and no overnight and short-term borrowings from correspondent banks at December 31, 2022. At December 31, 2023, Lakeland had overnight and short-term federal funds lines available to borrow up to $250.0 million from correspondent banks. Lakeland may also borrow from the discount window or under the Bank Term Funding Program of the Federal Reserve Bank of New York based on the fair value of collateral pledged. Lakeland had no borrowings with the Federal Reserve Bank of New York as of December 31, 2023 or 2022.

Other short-term borrowings at December 31, 2023 and 2022 consisted of short-term securities sold under agreements to repurchase totaling $24.8 million and $28.8 million, respectively, with respective weighted average interest rates of 2.67% and 1.48%. Securities underlying the agreements were under Lakeland’s control. At December 31, 2023, the Company had $21.2 million in mortgage-backed securities and $14.7 million in collateralized mortgage obligations pledged for its short-term securities sold under agreements to repurchase.

FHLB Advances

FHLB term borrowings totaled $325.0 million and $25.0 million at December 31, 2023 and December 31, 2022, respectively, with weighted average interest rates of 4.71% and 0.77%, respectively. The advance was collateralized by first mortgage loans and has prepayment penalties. There were no FHLB advance prepayments in 2023 or 2022. The schedule of maturities of advances at December 31, 2023 is as follows:

(in thousands)
2024	—
2025	25,000
2026	—
2027	300,000

325,000

Subordinated Debentures

On January 6, 2022, the Company acquired $18.0 million of fixed to floating rate subordinated notes in connection with the 1st Constitution acquisition with a fair value of $14.7 million. In May 2006, 1st Constitution established 1st Constitution Capital Trust II (“Trust II”), a Delaware business trust and wholly-owned subsidiary of 1st Constitution, for the sole purpose of issuing $18.0 million of trust preferred securities (the “Capital Securities”). Trust II utilized the $18.0 million in proceeds, along with $557,000 invested in Trust II by 1st Constitution to purchase $18.6 million of floating rate junior subordinated debentures issued by 1st Constitution and due to mature on June 15, 2036. The subordinated debentures were dated June 15, 2006 and pay interest at a rate of LIBOR plus a spread of 165 basis points which resets quarterly until maturity or earlier redemption. The Capital Securities were issued in connection with a pooled offering involving approximately 50 other financial institution holding companies. All of the Capital Securities were sold to a single pooling vehicle. The floating rate junior subordinated debentures are the only asset of Trust II and have terms that mirrored the Capital Securities. These debentures are redeemable in whole or in part prior to maturity. Trust II is obligated to distribute all proceeds of a redemption of these debentures, whether voluntary or upon maturity, to holders of the Capital Securities. The Company’s obligation with respect to the Capital Securities and the debentures, when taken together, provided a full and unconditional guarantee on a subordinated basis by Lakeland as successor to 1st Constitution of the obligations of Trust II to pay amounts when due on the Capital Securities. Interest payments on the floating rate junior subordinated debentures flow through Trust II to the pooling vehicle.

The Company completed an offering of $150.0 million of fixed to floating rate subordinated notes on September 15, 2021, due on September 15, 2031. The notes bear interest at a rate of 2.875% until September 15, 2026, and will then reset quarterly to the then current Benchmark rate, which is expected to be the three-month term Secured Overnight Financing Rate (“SOFR”) plus a spread of 220 basis points. The debt is included in Tier 2 capital for the Company. Debt issuance costs totaled $2.3 million and are being amortized to maturity. Subordinated debt is presented net of issuance costs on the consolidated balance sheets.

On January 4, 2019, the Company acquired subordinated notes in connection with the Highlands acquisition. Highlands issued $5.0 million of fixed rate notes in May 2014 bearing an interest rate of 8.00% per annum until maturity on May 16, 2024. In October 2015, Highlands issued $7.5 million of fixed rate notes bearing an interest rate of 6.94% until maturity on October 1, 2025. The Company redeemed both issuances in 2021.

On September 30, 2016, the Company completed an offering of $75.0 million of fixed to floating rate subordinated notes due September 30, 2026. The notes paid interest at a rate of 5.125% per annum until September 30, 2021 when they were to reset quarterly to the then current three-month LIBOR plus 397 basis points until maturity in September 30, 2026 or their earlier redemption. The debt was included in Tier 2 capital for the Company. Debt issuance costs totaled $1.5 million and were being amortized to maturity. On September 30, 2021, the Company redeemed this issuance which resulted in an acceleration of unamortized debt issuance costs of $831,000.

In May 2007, the Company issued $20.6 million of junior subordinated debentures due August 31, 2037 to Lakeland Bancorp Capital Trust IV, a Delaware business trust. The distribution rate on these securities was 6.61% for five years and floats at LIBOR plus 152 basis points thereafter. The debentures are the sole asset of the Trust. The Trust issued 20,000 shares of trust preferred securities, $1,000 face value, for total proceeds of $20.0 million. The Company’s obligations under the debentures and related documents, taken together, constitute a full, irrevocable and unconditional guarantee on a subordinated basis by the Company of the Trust’s obligations under the preferred securities. The preferred securities are callable by the Company on or after August 1, 2012, or earlier if the deduction of related interest for federal income taxes is prohibited, treatment as Tier I capital is no longer permitted, or certain other contingencies arise. The preferred securities must be redeemed upon maturity of the debentures in 2037. On August 3, 2015, the Company acquired and extinguished $10.0 million of Lakeland Bancorp Capital Trust IV debentures and recorded a $1.8 million gain on the extinguishment of debt.

In June 2003, the Company issued $20.6 million of junior subordinated debentures due June 30, 2033 to Lakeland Bancorp Capital Trust II, a Delaware business trust. The distribution rate on these securities was 5.71% for five years and floats at LIBOR plus 310 basis points thereafter. The debentures are the sole asset of the Trust. The Trust issued 20,000 shares of trust preferred securities, $1,000 face value, for total proceeds of $20.0 million. The Company’s obligations under the debentures and related documents, taken together, constitute a full, irrevocable and unconditional guarantee on a subordinated basis by the Company of the Trust’s obligations under the preferred securities. The preferred securities are callable by the Company on or after June 30, 2008, or earlier if the deduction of related interest for federal income taxes is prohibited, treatment as Tier I capital is no longer permitted, or certain other contingencies arise. The preferred securities must be redeemed upon maturity of the debentures in 2033.

Note 11 - Stockholders’ Equity

On October 22, 2019, the Board of Directors of Lakeland approved a share repurchase program whereby the Company may repurchase up to 2,524,458 shares of its common stock, or approximately 5% of its outstanding shares of common stock at September 30, 2019. Repurchases may be made from time to time through a combination of open market and privately negotiated repurchases. The specific timing, price and quantity of repurchases will be at the discretion of the Company and will depend on a variety of factors, including general market conditions, the trading price of the common stock, legal and contractual requirements and the Company’s financial performance. Open market purchases may be conducted in accordance with the limitations of Rule 10b-18 of the Securities and Exchange Commission (the “SEC”). Repurchases may be made pursuant to trading plans adopted in accordance with SEC Rule 10b5-1, which would permit common stock to be repurchased when the Company might otherwise be precluded from doing so under insider trading laws. The repurchase program does not obligate the Company to repurchase any particular number of shares and may be terminated at any time without notice, in the Company’s discretion. As of December 31, 2023, the Company had repurchased 131,035 shares.

Note 12 - Income Taxes

The components of income taxes are as follows:

	Years Ended December 31,
(in thousands)	2023	2022	2021
Current tax provision	$27,070	$33,876	$26,872
Deferred tax expense (benefit)	(1,017)	2,747	5,422

Total provision for income taxes	$26,053	$36,623	$32,294

The income tax provision reconciled to the income taxes that would have been computed at the statutory federal rate of 21% as follows.

	Years Ended December 31,
(in thousands)	2023	2022	2021
Federal income tax, at statutory rates	$23,266	$30,238	$26,740
Increase (deduction) in taxes resulting from:
Tax-exempt income	(2,038)	(2,085)	(1,114)
State income tax, net of federal income tax effect	3,913	6,942	6,176
Excess tax (benefits) expense from employee share-based payments	(129)	(69)	89
Non-deductible expenses	751	1,524	—
Other, net	290	73	403

Provision for income taxes	$26,053	$36,623	$32,294

The net deferred tax asset consisted of the following.

	December 31,
(in thousands)	2023	2022
Deferred tax assets:
Allowance for credit losses	$22,422	$21,198
Stock based compensation plans	1,706	1,506
Purchase accounting fair market value adjustments	206	1,111
Non-accrued interest	599	470
Deferred compensation	3,426	3,371
Loss on equity securities	462	511
Depreciation and amortization	37	—
Federal net operating loss carryforward	2,065	3,264
State tax net operating loss carryforward	2,701	1,017
Unrealized loss on investment securities	23,135	26,756
Other, net	369	531

Gross deferred tax assets	57,128	59,735

Deferred tax liabilities:
Core deposit intangible from acquired companies	1,984	2,595
Undistributed income from subsidiary not consolidated for tax return purposes (REIT)	1,535	1,097
Deferred loan costs	4,424	3,496
Depreciation and amortization	—	690
Prepaid expenses	906	970
Other	1,104	1,108
Gross deferred tax liabilities	9,953	9,956

Net deferred tax assets	$47,175	$49,779

The Company recorded net deferred tax assets of $7.2 million as a result of the acquisition of 1st Constitution in 2022.

The Company evaluates the realizability of its deferred tax assets by examining its earnings history and projected future earnings and by assessing whether it is more likely than not that carryforwards would not be realized. Based upon the majority of the Company’s deferred tax assets having no expiration date, the Company’s earnings history, and the projections of future earnings, the Company’s management believes that it is more likely than not that all of the Company’s deferred tax assets as of December 31, 2023 will be realized.

The Company evaluates tax positions that may be uncertain using a recognition threshold of more likely than not, and a measurement attribute for all tax positions taken or expected to be taken on a tax return, in order for those tax positions to be recognized in the consolidated financial statements. The Company had no unrecognized tax benefits or related interest or penalties at December 31, 2023 or 2022.

The Company is subject to U.S. federal income tax law as well as income tax of various state jurisdictions. Tax regulations within each jurisdiction are subject to the interpretation of the related tax laws and regulations and require significant judgment to apply. With few significant exceptions, the Company is no longer subject to U.S. federal examinations by tax authorities for the years before 2020 or to state and local examinations by tax authorities for the years before 2020.

Note 13 - Benefit Plans

401(k) plan

The Company has a 401(k) plan covering substantially all employees providing they meet eligibility requirements. The Company matches 50% of the first 6% contributed by the participants to the 401(k) plan. The Company’s contributions in 2023, 2022 and 2021 totaled $2.2 million, $2.2 million and $1.6 million, respectively.

Supplemental Executive Retirement Plans

In 2003, the Company entered into a non-qualified Supplemental Executive Retirement Plan (“SERP”) agreement with its former Chief Executive Officer (“CEO”) that provides annual retirement benefits of $150,000 a year for 15 years when the former CEO reached the age of 65 . The former CEO retired and was receiving annual retirement benefits pursuant to the plan until 2023 when he received his final payments. In 2008, the Company entered into a SERP agreement with its current CEO that provides annual retirement benefits of $150,000 for 15 years when the CEO reaches the age of 65. Also in 2008, the Company entered into a SERP with a former Regional President that provides annual retirement benefits of $90,000 a year for ten years upon his reaching the age of 65 . In 2016, the Company entered into a SERP with a former Regional President that provides $84,500 a year for 15 years upon his reaching the age of 66 . Both former Regional Presidents are receiving the annual retirement benefits pursuant to the plans.

Somerset Hills Bank, acquired by the Company in 2013, entered into a SERP with its former CEO and its Chief Financial Officer (“CFO”) which entitles them to a benefit of $48,000 and $24,000, respectively, per year for 15 years after the earlier of retirement or death. The former CEO and the beneficiary of the CFO are currently being paid out under the plan.

The Company intends to fund its obligations under the deferred compensation arrangements with the increase in cash surrender value of bank owned life insurance policies. In 2023, the Company recorded compensation expense of $104,000; in 2022, the Company recorded a benefit of $262,000, and in 2021, the Company recorded compensation expense of $163,000 for these plans. The accrued liability for these plans was $3.0 million and $3.2 million for the years ended December 31, 2023 and 2022, respectively.

Deferred Compensation Agreement

In 2015, the Company entered into a Deferred Compensation Agreement with its CEO where it would contribute $16,500 monthly into a deferral account which would earn interest at an annual rate of the Company’s prior year return on equity, provided that the Company’s return on equity remained in a range of 0% to 15%. The Company has agreed to make such contributions each month that the CEO is actively employed from February 2015 through December 31, 2022. The expense incurred in 2023, 2022 and 2021 was $241,000, $450,000 and $331,000, respectively, and the accrued liability at December 31, 2023 and 2022 was $2.6 million and $2.4 million, respectively. Following the CEO’s retirement date, he shall be paid out in 180 consecutive monthly installments.

Elective Deferral Plan

In 2015, the Company established an Elective Deferral Plan for eligible executives in which the executive may elect to contribute a portion of their base salaries and bonuses to a deferral account that will earn an interest rate of 75% of the Company’s prior year return on equity provided that the return on equity remains in the range of 0% to 15%. The Company recorded an expense of $372,000, $346,000 and $183,000 in 2023, 2022 and 2021, respectively, and had a liability recorded of $5.4 million and $4.5 million at December 31, 2023 and 2022, respectively.

Directors Retirement Plan

The Company maintains an Amended and Restated Directors’ Deferred Compensation Plan, which applies to directors appointed to the Company’s Board of Directors prior to January 1, 2009. The non-qualified, defined benefit plan provides participants, who after completing five years of service, may retire and receive benefit payments ranging from $5,000 through $17,500 per annum, depending upon years of credited service, for a period of ten years. The plan is unfunded and holds no assets.

At December 31, 2023 and 2022, the directors’ deferred compensation plan had a recorded liability of $618,000 and $627,000, respectively. The was no balance recognized in accumulated other comprehensive income for pension items at December 31, 2023 or 2022.

The net periodic plan cost included the following components.

	Years Ended December 31,
(in thousands)	2023	2022	2021
Service cost	$—	$—	$22
Interest cost	—	—	16

	$—	$—	$38

A discount rate of 4.70%, 4.91% and 2.49% was assumed in the plan valuation for 2023, 2022 and 2021, respectively. As the benefit amount is not dependent upon compensation levels, a rate of increase in compensation assumption was not utilized in the plan valuation. The Company expects its contribution to the directors’ retirement plan to be $29,000 in 2024.

The benefits expected to be paid in each of the next five years and in aggregate for the five years thereafter are as follows:

(in thousands)
2024	$38
2025	37
2026	27
2027	55
2028	33
2029-2033	215

Note 14 - Stock-Based Compensation

The Company’s 2018 Omnibus Equity Incentive Plan (the “Plan”) authorizes the granting of incentive stock options, supplemental stock options, stock appreciation rights, restricted shares, restricted stock units (“RSUs”), other stock-based awards and cash-based awards to officers, employees and non-employee directors of, and consultants and advisors to, the Company and its subsidiaries. The Plan authorized the issuance of up to 2.0 million shares of Company common stock. There are no stock options outstanding under the Plan.

Restricted Stock

The following is a summary of the Company’s restricted stock activity during the year ended December 31, 2023.

	Number of Shares	Weighted Average Price
Outstanding, beginning of year	17,722	$19.74
Granted	18,520	17.95
Vested	(17,722)	19.74

Outstanding, end of year	18,520	$17.95

In 2023, the Company granted 18,520 shares of restricted stock to non-employee directors at a grant date fair value of $17.95 per share under the Company’s 2018 Omnibus Equity Incentive Plan. The restricted stock vests one year from the date it was granted. Compensation expense on this restricted stock is expected to be $332,000 over a one year period. In 2022, the Company granted 17,722 shares of restricted stock to non-employee directors at a grant date fair value of $19.74 per share under the Company’s 2018 Omnibus Equity Incentive Plan. These shares vested over a one year period and totaled $350,000 in compensation expense. In 2021, the Company granted 16,028 shares of restricted stock to non-employee directors at a grant date fair value of $13.72 per share under the Company’s 2018 Omnibus Equity Incentive Plan. These shares vested over a one year period and totaled $220,000 in compensation expense.

The total fair value of the restricted stock vested during the year ended December 31, 2023 was approximately $350,000. Compensation expense recognized for restricted stock was $332,000, $350,000 and $330,000 in 2023, 2022 and 2021, respectively. There was no unrecognized compensation expense related to restricted stock grants as of December 31, 2023.

Restricted Stock Units

The following is a summary of the Company’s RSU activity during the year ended December 31, 2023.

	Number of RSUs	Weighted Average Price
Outstanding, beginning of year	589,420	$17.21
Granted	269,070	19.15
Vested	(230,957)	16.31
Forfeited	(52,015)	18.26

Outstanding, end of year	575,518	$18.38

In 2023, the Company granted 269,070 RSUs at a weighted average grant date fair value of $19.15 per share under the Company’s 2018 Omnibus Equity Incentive Plan. The RSUs vest within a range of two to three years. A portion of these RSUs will vest subject to certain performance conditions in the restricted stock unit agreements. There are also certain provisions in the compensation program which state that if a holder of the RSUs reaches a certain age and years of service, the person has effectively earned a portion of the RSUs at that time. Compensation expense on the RSUs granted in 2023 is expected to average approximately $1.7 million per year over a three year period.

In 2022, the Company granted 316,419 RSUs at a weighted average grant date fair value of $17.98 per share under the Company’s 2018 Omnibus Equity Incentive Plan. These RSUs vest within a range of two to three years, with compensation expense expected to average approximately $1.9 million per year over a three year period. In 2021, the Company granted 376,966 RSUs at a weighted average grant date fair value of $17.21 per share under the Company’s 2018 Omnibus Equity Incentive Plan. Compensation expense on these RSUs was expected to average $2.2 million per year over a three year period.

Compensation expense for restricted stock units totaled $4.6 million, $5.4 million and $3.7 million in 2023, 2022 and 2021, respectively. In 2022, the Company accelerated RSU vesting for several executives and recognized $772,000 in compensation expense. There was approximately $4.8 million in unrecognized compensation expense related to RSUs as of December 31, 2023, which is expected to be recognized over a period of 1.00 year.

For 2023 and 2022, excess tax benefits on stock based compensation were $130,000 and $69,000, respectively, while excess tax deficiencies were $89,000 for 2021.

Note 15 - Revenue Recognition

The Company’s primary source of revenue is interest income generated from loans and investment securities. Interest income is recognized according to the terms of the financial instrument agreement over the life of the loan or investment security unless it is determined that the counterparty is unable to continue making interest payments. Interest income also includes prepaid interest fees from commercial customers, which approximates the interest foregone on the balance of the loan prepaid.

The Company’s additional source of income, also referred to as noninterest income, is generated from deposit related fees, interchange fees, loan fees, merchant fees, loan sales and other miscellaneous income and is largely based on contracts with customers. In these cases, the Company recognizes revenue when it satisfies a performance obligation by transferring control over a product or service to a customer. The Company considers a customer to be any party to which the Company will provide goods or services that are an output of the Company’s ordinary activities in exchange for consideration. There is little seasonality with regards to revenue from contracts with customers and all inter-company revenue is eliminated when the Company’s financial statements are consolidated.

Generally, the Company enters into contracts with customers that are short-term in nature where the performance obligations are fulfilled and payment is processed at the same time. Such examples include revenue related to merchant fees, interchange fees and investment services income. In addition, revenue generated from existing customer relationships such as deposit accounts are also considered short-term in nature, because the relationship may be terminated at any time and payment is processed at the time performance obligations are fulfilled. As a result, the Company does not have contract assets, contract liabilities or related receivable accounts for contracts with customers. In cases where collectability is a concern, the Company does not record revenue.

Generally, the pricing of transactions between the Company and each customer is either (i) established within a legally enforceable contract between the two parties, as is the case with the loan sales, or (ii) disclosed to the customer at a specific point in time, as is the case when a deposit account is opened or before a new loan is underwritten. Fees are usually fixed at a specific amount or as a percentage of a transaction amount. No judgment or estimates by management are required to record revenue related to these transactions and pricing is clearly identified within these contracts.

The Company primarily operates in one geographic region, northern and central New Jersey, metropolitan New York and contiguous areas. Therefore, all significant operating decisions are based upon analysis of the Company as one operating segment or unit.

We disaggregate our revenue from contracts with customers by contract-type and timing of revenue recognition, as we believe it best depicts how the nature, amount, timing and uncertainty of our revenue and cash flows are affected by economic factors. Noninterest income not generated from customers during the Company’s ordinary activities primarily relates to mortgage servicing rights, gains/losses on the sale of investment securities, gains/losses on the sale of other real estate owned, gains/losses on the sale of property, plant and equipment, and income from bank owned life insurance.

The following table sets forth the components of noninterest income for the years ended December 31, 2023, 2022 and 2021.

(in thousands)	2023	2022	2021
Deposit-Related Fees and Charges
Debit card interchange income	$5,527	$6,686	$6,213
Overdraft charges	3,366	3,167	2,476
ATM service charges	768	796	660
Demand deposit fees and charges	588	255	446
Savings service charges	90	81	61

Total deposit-related fees and charges	10,339	10,985	9,856

Commissions and Fees
Loan fees	2,035	2,836	1,858
Wire transfer charges	1,851	1,944	1,533
Investment services income	1,165	2,257	1,837
Merchant fees	1,257	1,163	984
Commissions from sales of checks	356	350	301
Safe deposit income	420	360	320
Other income	115	176	189

Total commissions and fees	7,199	9,086	7,022

Gains on Sale of Loans	1,513	2,765	2,264

Other Income
Gains on customer swap transactions	1,596	1,576	634
Title insurance income	19	58	109
Other income	835	1,416	404

Total other income	2,450	3,050	1,147
Revenue not from contracts with customers	3,637	2,213	2,072

Total Noninterest Income	$25,138	$28,099	$22,361

Timing of Revenue Recognition
Products and services transferred at a point in time	$21,501	$25,886	$20,266
Products and services transferred over time	—	—	23
Revenue not from contracts with customers	3,637	2,213	2,072

Total Noninterest Income	$25,138	$28,099	$22,361

Note 16 - Other Operating Expenses

The following table presents the major components of other operating expenses for the periods indicated.

(in thousands)	2023	2022	2021
Consulting and advisory board fees	$3,590	$4,535	$2,856
ATM and debit card expense	2,964	2,754	2,528
Telecommunications expense	2,369	2,210	2,099
Marketing expense	2,236	2,523	1,642
Core deposit intangible amortization	2,029	2,351	868
Other real estate owned and other repossessed assets expense	5	1	—
Long-term debt extinguishment costs	—	—	831
Other operating expenses	15,882	17,217	12,994

Total other operating expenses	$29,075	$31,591	$23,818

Note 17 - Commitments and Contingencies

Litigation

There are no pending legal proceedings involving the Company or Lakeland other than those arising in the normal course of business. Management does not anticipate that the potential liability, if any, arising out of such legal proceedings will have a material effect on the financial condition or results of operations of the Company and Lakeland on a consolidated basis. All previously disclosed actions related to the merger with Provident filed against the Company and its directors were dismissed without payment or any settlement.

Department of Justice Settlement

On September 28, 2022, Lakeland Bank announced it had entered into a settlement with the U.S. Department of Justice (“DOJ”) to resolve allegations that the Bank had violated fair lending laws in the Newark, New Jersey Metro Division.

For the five-year period beginning September 28, 2022, the Bank will provide $12 million in loan subsidies in Majority Black and Hispanic Census Tracts (“MBHCTs”) within Essex, Morris, Somerset, Sussex and Union Counties in New Jersey (the “Newark Lending Area”), $750,000 in additional marketing of mortgage lending services and products in the Newark Lending Area, $400,000 for community development partnerships to serve these MBHCTs in the Newark Lending Area and establish two branches within the MBHCTs, including one in Newark, New Jersey and one in the Newark Lending Area. Lakeland will also conduct twenty outreach events for real estate brokers and agents, developers and public or private entities engaged in residential real estate-related business and assign four additional loan officers to support these commitments. The Company believes that Lakeland Bank is in full compliance with the settlement.

Financial Instruments with Off-Balance-Sheet Risk and Concentrations of Credit Risk

The Company is a party to transactions with off-balance-sheet risk in the normal course of business in order to meet the financing needs of its customers and consists of commitments to extend credit. These transactions involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the accompanying consolidated balance sheets. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract and generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Lakeland evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by Lakeland upon extension of credit, is based on management’s credit evaluation of the borrower. At December 31, 2023 and 2022, Lakeland had $1.66 billion and $1.55 billion, respectively, in commitments to originate loans, including unused lines of credit.

Lakeland issues financial standby letters of credit and performance letters of credit that are conditional commitments issued by Lakeland to guarantee the payment by or performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Lakeland holds deposit accounts, residential or commercial real estate, accounts receivable, inventory and equipment as collateral to support those commitments for which collateral is deemed necessary. The extent of collateral held for those commitments varies based on management’s credit evaluation. Lakeland’s exposure under these letters of credit would be reduced by actual performance, subsequent termination by the beneficiaries and by any proceeds that Lakeland obtained in liquidating the collateral for the loans, which varies depending on the customer. The maximum potential undiscounted amount of future payments of these letters of credit as of December 31, 2023 and 2022 was $30.5 million and $20.1 million, respectively, and they expire through 2027. The fair value of Lakeland’s liability for financial standby letters of credit was insignificant at December 31, 2023.

At December 31, 2023, there were no commitments to lend additional funds to borrowers whose terms have been modified in troubled debt restructurings. There were no such commitments to lend additional funds at December 31, 2022.

Note 18 - Comprehensive Income (Loss)

The Company reports comprehensive income or loss in addition to net income from operations. Comprehensive income is a more inclusive financial reporting methodology that includes disclosure of certain financial information that historically has not been recognized in the calculation of net income.

The following table shows the changes in the balances of each of the components of other comprehensive income (loss) for the periods presented.

	Year Ended December 31, 2023
(in thousands)	Before Tax Amount	Tax Benefit (Expense)	Net of Tax Amount
Net unrealized gains on securities available for sale	$14,956	$(3,797)	$11,159
Amortization of gain on debt securities reclassified to held to maturity from available for sale	(654)	176	(478)

Other comprehensive income	$14,302	$(3,621)	$10,681

	Year Ended December 31, 2022
(in thousands)	Before Tax Amount	Tax Benefit (Expense)	Net of Tax Amount
Unrealized holding losses on securities available for sale arising during the period	$(105,262)	$27,788	$(77,474)
Amortization of gain on debt securities reclassified to held to maturity from available for sale	(747)	196	(551)

Other comprehensive loss	$(106,009)	$27,984	$(78,025)

	Year Ended December 31, 2021
(in thousands)	Before Tax Amount	Tax Benefit (Expense)	Net of Tax Amount
Unrealized holding losses on securities available for sale arising during the period	$(15,117)	$4,466	$(10,651)
Reclassification adjustment for securities gains included in net income	(9)	3	(6)

Unrealized holding losses on securities available for sale	(15,126)	4,469	(10,657)
Net gain on securities reclassified from available for sale to held to maturity	3,814	(1,030)	2,784
Amortization of gain on debt securities reclassified to held to maturity from available for sale	(383)	118	(265)
Unrealized losses on derivatives	143	(168)	(25)
Change in pension liability, net	43	(13)	30

Other comprehensive loss	$(11,509)	$3,376	$(8,133)

The following table presents the changes in the components of accumulated other comprehensive (loss) income, net of tax, for the years ended December 31, 2023, 2022 and 2021 (in thousands):

(in thousands)	Unrealized Gains (Losses) on Available- for-Sale Securities	Amortization of Gain on Debt Securities Reclassified to Held to Maturity	Unrealized Gains (Losses) on Derivatives	Pension Items	Total
Balance at January 1, 2021	$11,402	$—	$25	$(30)	$11,397

Net unrealized gain on securities reclassified from available for sale to held to maturity	(2,784)	2,784	—	—	—

Other comprehensive income (loss) before classifications	(7,867)	(265)	(25)	30	(8,127)
Amounts reclassified from accumulated other comprehensive income	(6)	—	—	—	(6)

Net current period other comprehensive (loss) income	(7,873)	(265)	(25)	30	(8,133)

Balance at December 31, 2021	$745	$2,519	$—	$—	$3,264

Net current period other comprehensive (loss) income	(77,474)	(551)	—	—	(78,025)

Balance at December 31, 2022	$(76,729)	$1,968	$—	$—	$(74,761)
Net current period other comprehensive income (loss)	11,159	(478)	—	—	10,681

Balance at December 31, 2023	$(65,570)	$1,490	$—	$—	$(64,080)

Note 19 - Fair Value Measurement and Fair Value of Financial Instruments

Fair Value Measurement

Accounting standards related to fair value measurements define fair value, provide a framework for measuring fair value and establish related disclosure requirements. Fair value is broadly defined as the price that would be received to sell an asset or paid to transfer a liability in the principal or most advantageous market for an asset or liability in an orderly transaction between market participants at the measurement date. U.S. GAAP establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels giving the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurements) and the lowest level priority to unobservable inputs (level 3 measurements).

The three levels of fair value hierarchy are as follows:

Level 1 - Unadjusted quoted prices in active markets for identical assets or liabilities; includes U.S. treasury notes and other U.S. government agency securities that actively trade in over-the-counter markets; equity securities and mutual funds that actively trade in over-the-counter markets.

Level 2 - Quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are less active; or inputs other than quoted prices that are observable for the asset or liability including yield curves, volatilities, and prepayment speeds.

Level 3 - Unobservable inputs for the asset or liability that reflect the Company’s own assumptions about assumptions that market participants would use in the pricing of the asset or liability and that are consequently not based on market activity but on particular valuation techniques.

The Company’s assets that are measured at fair value on a recurring basis are its investment securities available for sale, equity securities and its interest rate swaps. The Company obtains fair values on its securities using information from a third party servicer. If quoted prices for securities are available in an active market, those securities are classified as Level 1 securities. The Company has U.S. treasury notes that are classified as Level 1 securities. Level 2 securities were primarily comprised of U.S. agency bonds, mortgage-backed securities, obligations of state and political subdivisions and corporate securities. Fair values were estimated primarily by obtaining quoted prices for similar assets in active markets or through the use of pricing models supported with market data information. Standard inputs include benchmark yields, reported trades, broker-dealer quotes, issuer spreads, bids and offers. On a quarterly basis, the Company reviews the pricing information received from the Company’s third party pricing service. This review includes a comparison to non-binding third-party quotes.

The fair value of the Community Development funds that are guaranteed by the SBA are valued at cost because there are minimal changes to fair value. The fair value of the remaining funds are priced on a daily basis based on the funds’ net asset value.

The fair values of derivatives are based on valuation models using current market terms (including interest rates and fees), the remaining terms of the agreements and the credit worthiness of the counter-party as of the measurement date (Level 2).

Recurring Fair Value Measurements

The following table sets forth the Company’s financial assets that were accounted for at fair value on a recurring basis as of the periods presented by level within the fair value hierarchy. During the years ended December 31, 2023 and 2022, the Company did not make any transfers between recurring Level 1 fair value measurements and recurring Level 2 fair value measurements. There were no transfers in or out of Level 3 measurements. Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

December 31, 2023	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Fair Value
(in thousands)
Assets:
Investment securities, available for sale
U.S. Treasury and government agencies	$147,484	$172,285	$—	$319,769
Mortgage-backed securities, residential	—	286,417	—	286,417
Collateralized mortgage obligations, residential	—	137,070	—	137,070
Mortgage-backed securities, multifamily	—	676	—	676
Collateralized mortgage obligations, multifamily	—	42,496	—	42,496
Asset-backed securities	—	43,693	—	43,693
Obligations of states and political subdivisions	—	19,128	—	19,128
Corporate debt securities	—	97,033	—	97,033

Total securities available for sale	147,484	798,798	—	946,282
Equity securities, at fair value	—	17,697	—	17,697
Derivative assets	—	87,566	—	87,566

Total Assets	$147,484	$904,061	$—	$1,051,545

Liabilities:
Derivative liabilities	$—	$87,570	$—	$87,570

Total Liabilities	$—	$87,570	$—	$87,570

December 31, 2022	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Fair Value
(in thousands)
Assets:
Investment securities, available for sale
U.S. Treasury and government agencies	$162,438	$193,201	$—	$355,639
Mortgage-backed securities	—	310,613	—	310,613
Collateralized mortgage obligations	—	154,058	—	154,058
Mortgage-backed securities, multifamily	—	785	—	785
Collateralized mortgage obligations, multifamily	—	46,333	—	46,333
Asset-backed securities	—	52,395	—	52,395
Obligations of states and political subdivisions	—	21,122	—	21,122
Corporate debt securities	—	113,367	—	113,367

Total securities available for sale	162,438	891,874	—	1,054,312
Equity securities, at fair value	—	17,283	—	17,283
Derivative assets	—	97,848	—	97,848

Total Assets	$162,438	$1,007,005	$—	$1,169,443

Liabilities:
Derivative liabilities	$—	$97,848	$—	$97,848

Total Liabilities	$—	$97,848	$—	$97,848

Non-Recurring Fair Value Measurements

The Company has a held for sale loan portfolio that consists of residential mortgages that are being sold in the secondary market. The Company records these mortgages at the lower of cost or fair value. Fair value is generally determined by the value of purchase commitments.

Loans that do not have similar risk characteristics to the segments reported must be individually evaluated to determine an appropriate allowance. Management has identified criteria and procedures for identifying whether a loan should be individually evaluated for calculation of expected credit losses. If a loan is identified as meeting any of the criteria, it is deemed to have risk characteristics that are unique and will be separated from a pool. Those loans that are considered to have unique risk characteristics are then subjected to an individual allowance evaluation using either the fair value of the collateral, less estimated costs to sell, if collateral-dependent or the discounted cash flow method.

Other real estate owned (OREO) and other repossessed assets, representing property acquired through foreclosure or deed in lieu of foreclosure, are carried at fair value less estimated disposal costs of the acquired property. Fair value on other real estate owned is based on the appraised value of the collateral using discount rates or capitalization rates similar to those used in individually evaluated valuations. The fair value of other repossessed assets is estimated by inquiry through a recognized valuation resource.

Changes in the assumptions or methodologies used to estimate fair values may materially affect the estimated amounts. Changes in economic conditions, locally or nationally, could impact the value of the estimated amounts of individually evaluated loans, OREO and other repossessed assets.

The following table summarized the Company’s financial assets that are measured at fair value on a non-recurring basis. Assets are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

December 31, 2023	(Level 1)	(Level 2)	(Level 3)	Total Fair Value
(in thousands)
Assets:
Individually evaluated loans	$—	$—	$—	$—

December 31, 2022	(Level 1)	(Level 2)	(Level 3)	Total Fair Value
(in thousands)
Assets:
Individually evaluated loans	$—	$—	$4,489	$4,489

Fair Value of Certain Financial Instruments

Estimated fair values have been determined by the Company using the best available data and an estimation methodology suitable for each category of financial instruments. Management is concerned that there may not be reasonable comparability between institutions due to the wide range of permitted assumptions and methodologies in the absence of active markets. This lack of uniformity gives rise to a high degree of subjectivity in estimating financial instrument fair values.

The estimation methodologies used, the estimated fair values, and recorded book balances at December 31, 2023 and December 31, 2022 are outlined below.

This summary, as well as the table below, excludes financial assets and liabilities for which carrying value approximates fair value. For financial assets, these include cash and cash equivalents. For financial liabilities, these include noninterest-bearing demand deposits, savings and interest-bearing transaction accounts and federal funds sold and securities sold under agreements to repurchase. The estimated fair value of demand, savings and interest-bearing transaction accounts is the amount payable on demand at the reporting date. Carrying value is used because there is no stated maturity on these accounts and the customer has the ability to withdraw the funds immediately. Also excluded from this summary and the following table are those financial instruments recorded at fair value on a recurring basis, as previously described.

The fair value of investment securities held to maturity was measured using information from the same third-party servicer used for investment securities available for sale using the same methodologies discussed above.

FHLB stock is an equity interest that can be sold to the issuing FHLB, to other FHLBs, or to other member banks at its par value. Because ownership of these securities is restricted, they do not have a readily determinable fair value. As such, the Company’s FHLB stock is recorded at cost or par value and is evaluated for impairment each reporting period by considering the ultimate recoverability of the investment rather than temporary declines in value. The Company’s evaluation primarily includes an evaluation of liquidity, capitalization, operating performance, commitments, and regulatory or legislative events.

The net loan portfolio is valued using an exit price approach, which incorporates a build-up discount rate calculation that uses a swap rate adjusted for credit risk, servicing costs, a liquidity premium and a prepayment premium.

For fixed maturity certificates of deposit, fair value was estimated based on the present value of discounted cash flows using the rates currently offered for deposits of similar remaining maturities. The carrying amount of accrued interest payable approximates its fair value.

The fair value of long-term debt is based upon the discounted value of contractual cash flows. The Company estimates the discount rate using the rates currently offered for similar borrowing arrangements. The fair value of subordinated debentures is based on bid/ask prices from brokers for similar types of instruments.

The fair values of commitments to extend credit and standby letters of credit are estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of guarantees and letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date. The fair values of commitments to extend credit and standby letters of credit are deemed immaterial.

The following table summarized the carrying values, fair values and placement in the fair value hierarchy of the Company’s financial instruments as of December 31, 2023 and December 31, 2022.

December 31, 2023	Carrying Value	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
(in thousands)
Financial Assets:
Investment securities held to maturity
U.S. Treasury and U.S. government agencies	$10,406	$9,914	$—	$9,914	$—
Mortgage-backed securities, residential	332,509	280,426	—	280,426	—
Collateralized mortgage obligations, residential	12,243	9,447	—	9,447	—
Mortgage-backed securities, multifamily	4,145	3,494	—	3,494	—
Obligations of states and political subdivisions	474,195	396,859	—	396,859	—
Corporate bonds	2,879	2,423	—	2,423	—

Total investment securities held to maturity, net	836,377	702,563	—	702,563	—

Federal Home Loan and other membership bank stock	52,517	52,517	—	52,517	—
Loans, net of allowance for credit losses	8,266,698	7,714,736	—	—	7,714,736
Financial Liabilities:
Certificates of deposit	1,967,448	1,953,446	—	1,953,446	—
Other borrowings	325,000	333,878	—	333,878	—
Subordinated debentures	194,705	149,063	—	—	149,063

December 31, 2022	Carrying Value	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
(in thousands)
Financial Assets:
Investment securities held to maturity
U.S. Treasury and U.S. government agencies	$11,099	$10,385	$—	$10,385	$—
Mortgage-backed securities, residential	360,683	302,612	—	302,612	—
Collateralized mortgage obligations, residential	13,026	10,456	—	10,456	—
Mortgage-backed securities, multifamily	5,094	4,347	—	4,347	—
Obligations of states and political subdivisions	530,506	430,108	—	428,635	1,473
Corporate bonds	2,900	2,547	—	2,547	—

Total investment securities held to maturity, net	923,308	760,455	—	758,982	1,473

Federal Home Loan and other membership bank stock	42,483	42,483	—	42,483	—
Loans, net of allowance for credit losses	7,795,786	7,561,997	—	—	7,561,997
Financial Liabilities:
Certificates of deposit	1,208,177	1,174,230	—	1,174,230	—
Other borrowings	25,000	23,001	—	23,001	—
Subordinated debentures	194,264	160,933	—	—	160,933

Note 20 - Derivatives

Lakeland is a party to interest rate derivatives that are not designated as hedging instruments. Lakeland executes interest rate swaps with commercial lending customers to facilitate their respective risk management strategies. These interest rate swaps with customers are simultaneously offset by interest rate swaps that Lakeland executes with a third party, such that Lakeland minimizes its net risk exposure resulting from such transactions. Because these interest rate swaps do not meet the strict hedge accounting requirements, changes in the fair value of both the customer swaps and the offsetting swaps are recognized directly in earnings. The changes in the fair value of the swaps offset each other, except for the credit risk of the counterparties, which is determined by taking into consideration the risk rating, probability of default and loss given default for all counterparties. As of December 31, 2023 and December 31, 2022, Lakeland had no securities pledged for collateral on its interest rate swaps.

In June 2016, the Company entered into two cash flow hedges in order to hedge the variable cash outflows associated with its floating rate subordinated debentures. For more information, see Note 10 to the Company’s consolidated financial statements. The notional value of these hedges was $30.0 million. The Company’s objective in using the cash flow hedge was to add stability to interest expense and to manage its exposure to interest rate movements. The Company used interest rate swaps designated as cash flow hedges which involved the receipt of variable amounts from a counterparty in exchange for the Company making fixed-rate payments over the life of the agreements without exchange of the underlying notional amount. In these particular hedges, the Company was paying a third party an average of 1.10% in exchange for a payment at 3 month LIBOR . The effective portion of changes in the fair value of derivatives designated and that qualify as cash flow hedges are recorded in accumulated other comprehensive income and are subsequently reclassified into earnings in the period that the hedged forecasted transaction affects earnings. On June 30, 2021, $20.0 million in notional value of the swaps matured and on August 1, 2021, the remaining $10.0 million matured. The Company did not enter into any hedges in 2023 or 2022. During the years ended December 31, 2023 and December 31, 2022, the Company did not record any hedge ineffectiveness. The Company recognized no accumulated other comprehensive expense that was reclassified into interest expense during 2023 or 2022 and recognized $0 of accumulated other comprehensive expense that was reclassified into interest expense during 2023 or 2022.

The following tables present summary information regarding these derivatives for the periods presented (dollars in thousands).

December 31, 2023	Notional Amount	Average Maturity (Years)	Weighted Average Rate Fixed	Weighted Average Variable Rate	Fair Value
Classified in Other Assets:
Third party interest rate swaps	$946,843	6.6	3.79%	1 Mo. SOFR + 1.98	$81,309
Customer interest rate swaps	266,607	5.2	6.26%	1 Mo. SOFR + 2.07	6,257
Classified in Other Liabilities:
Customer interest rate swaps	$946,843	6.6	3.79%	1 Mo. SOFR + 1.98	$(81,313)
Third party interest rate swaps	266,607	5.2	6.26%	1 Mo. SOFR + 2.07	(6,257)

December 31, 2022	Notional Amount	Average Maturity (Years)	Weighted Average Rate Fixed	Weighted Average Variable Rate	Fair Value
Classified in Other Assets:
Third Party interest rate swaps	$918,758	7.5	3.70%	1 Mo. SOFR + 2.00	$94,800
Third party interest rate swaps	$48,497	1.5	3.40%	1 Mo. LIBOR + 2.52	$1,841
Customer interest rate swaps	51,864	8.5	5.60%	1 Mo. SOFR + 1.95	1,207
Classified in Other Liabilities:
Customer interest rate swaps	$918,758	7.5	3.70%	1 Mo. SOFR + 2.00	$(94,800)
Customer interest rate swaps	$48,497	1.5	3.40%	1 Mo. LIBOR + 2.52	(1,841)
Third party interest rate swaps	51,864	8.5	5.60%	1 Mo. SOFR + 1.95	(1,207)

Note 21 - Regulatory Matters

The Bank Holding Company Act of 1956 restricts the amount of dividends the Company can pay. Accordingly, dividends should generally only be paid out of current earnings, as defined. The New Jersey Banking Act of 1948 restricts the amount of dividends paid on the capital stock of New Jersey chartered banks. Accordingly, no dividends shall be paid by such banks on their capital stock unless, following the payment of such dividends, the capital stock of Lakeland will be unimpaired, and: (1) Lakeland will have a surplus, as defined, of not less than 50% of its capital stock, or, if not, (2) the payment of such dividend will not reduce the surplus, as defined, of Lakeland. Under these limitations, approximately $986.3 million was available for payment of dividends from Lakeland to the Company as of December 31, 2023.

The Company and Lakeland are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory – and possible additional discretionary – actions by regulators that, if undertaken, could have a direct material effect on the Company’s and Lakeland’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company’s and Lakeland’s assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company’s and Lakeland’s capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulations to ensure capital adequacy require the Company and Lakeland to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets, and of Tier 1 capital to average assets. Management believes, as of December 31, 2023, that the Company and Lakeland met all capital adequacy requirements to which they are subject.

As of December 31, 2023, the most recent notification from the FDIC categorized Lakeland as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, Lakeland must maintain minimum total risk-based, Tier 1 risk-based, common equity Tier 1 capital and Tier 1 leverage ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the institution’s category.

As of December 31, 2023 and 2022, the Company and Lakeland have the following capital ratios based on the then current regulations.

(dollars in thousands)	Actual		For Capital Adequacy Purposes with Capital Conservation Buffer				To Be Well Capitalized Under Prompt Corrective Action Provisions
December 31, 2023	Amount	Ratio	Amount			Ratio	Amount			Ratio
Total capital (to risk-weighted assets)
Company	$1,226,628	14.11%	>	$912,780	>	10.50%		N/A		N/A
Lakeland	1,166,090	13.43%		911,908		10.50%	>	$868,484	>	10.00%
Tier 1 capital (to risk-weighted assets)
Company	$1,000,886	11.51%	>	$738,917	>	8.50%		N/A		N/A
Lakeland	1,088,605	12.53%		738,211		8.50%	>	$694,787	>	8.00%
Common equity Tier 1 capital (to risk-weighted assets)
Company	$956,233	11.00%	>	$608,520	>	7.00%		N/A		N/A
Lakeland	1,088,605	12.53%		607,939		7.00%	>	$564,514	>	6.50%
Tier 1 capital (to average assets)
Company	$1,000,886	9.27%	>	$432,091	>	4.00%		N/A		N/A
Lakeland	1,088,605	10.09%		431,765		4.00%	>	$539,707	>	5.00%

(dollars in thousands)	Actual		For Capital Adequacy Purposes with Capital Conservation Buffer				To Be Well Capitalized Under Prompt Corrective Action Provisions
December 31, 2022	Amount	Ratio	Amount			Ratio	Amount			Ratio
Total capital (to risk-weighted assets)
Company	$1,167,429	13.83%	>	$886,420	>	10.50%		N/A		N/A
Lakeland	1,109,089	13.15%		885,667		10.50%	>	$843,492	>	10.00%
Tier 1 capital (to risk-weighted assets)
Company	$948,970	11.24%	>	$717,578	>	8.50%		N/A		N/A
Lakeland	1,038,661	12.31%		716,968		8.50%	>	$674,794	>	8.00%
Common equity Tier 1 capital (to risk-weighted assets)
Company	$904,532	10.71%	>	$590,946	>	7.00%		N/A		N/A
Lakeland	1,038,661	12.31%		590,444		7.00%	>	$548,270	>	6.50%
Tier 1 capital (to average assets)
Company	$948,970	9.16%	>	$414,485	>	4.00%		N/A		N/A
Lakeland	1,038,661	10.03%		414,212		4.00%	>	$517,765	>	5.00%

Note 22 - Goodwill and Other Intangible Assets

The Company reported goodwill of $271.8 million at December 31, 2023 and December 31, 2022. The Company recorded $115.6 million in goodwill from the 1st Constitution merger in January 2022 as further described in Note 2 of the Notes to the Consolidated Financial Statements in this Annual Report on Form 10-K. The Company reviews its goodwill and intangible assets annually, on November 30, or more frequently if conditions warrant, for impairment. In testing goodwill for impairment, the Company compares the estimated fair value of its reporting unit to its carrying amount, including goodwill. The Company has determined that it has one reporting unit. During the year ended December 31, 2023, there were no triggering events that would more likely than not reduce the fair value of our one reporting unit below its carrying amount. There was no impairment of goodwill recognized during the years ended December 31, 2023 and 2022.

Core deposit intangible was $7.1 million on December 31, 2023 compared to $9.1 million on December 31, 2022. In 2023, 2022 and 2021, amortization of core deposit intangible totaled $2.0 million, $2.4 million and $868,000, respectively. The estimated future amortization expense for each of the succeeding five years ended December 31 is as follows:

(in thousands)
2024	$1,737
2025	1,465
2026	1,193
2027	955
2028	724

Note 23 - Condensed Financial Information - Parent Company Only

Condensed Balance Sheets

	December 31,
(in thousands)	2023	2022
Assets
Cash and due from banks	$47,664	$47,362
Investment in subsidiaries	1,303,062	1,244,037
Other assets	15,431	13,422

Total Assets	$1,366,157	$1,304,821

Liabilities and Stockholders’ Equity
Other liabilities	$2,083	$1,970
Subordinated debentures	194,705	194,264
Total stockholders’ equity	1,169,369	1,108,587

Total Liabilities and Stockholders’ Equity	$1,366,157	$1,304,821

Condensed Statements of Income

	Years Ended December 31,
(in thousands)	2023	2022	2021
Income
Dividends from subsidiaries	$48,299	$52,988	$50,648
Other income (loss)	142	79	34

Total Income	48,441	53,067	50,682

Expense
Interest on subordinated debentures	8,528	6,825	5,419
Noninterest expenses	565	542	1,498

Total Expense	9,093	7,367	6,917

Income before benefit for income taxes	39,348	45,700	43,765
Income taxes benefit	(2,030)	(1,530)	(1,445)

Income before equity in undistributed income of subsidiaries	41,378	47,230	45,210
Equity in undistributed income of subsidiaries	43,362	60,139	49,831

Net Income Available to Common Shareholders	$84,740	$107,369	$95,041

Condensed Statements of Cash Flows

	Years Ended December 31,
(in thousands)	2023	2022	2021
Cash Flows from Operating Activities
Net income	$84,740	$107,369	$95,041
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Amortization of subordinated debt costs	441	487	547
Long-term debt extinguishment costs	—	—	831
Excess tax benefits (deficiency)	130	69	(89)
Increase in other assets	(2,139)	(1,571)	(1,443)
Increase in other liabilities	113	142	149
Equity in undistributed income of subsidiaries	(43,362)	(60,139)	(49,831)

Net cash provided by operating activities	39,923	46,357	45,205

Cash Flows from Investing Activities
Net cash used in acquisition	—	67	—
Contribution to subsidiary	—	—	(65,000)

Net cash provided by (used in) investing activities	—	67	(65,000)

Cash Flows from Financing Activities
Cash dividends paid on common stock	(38,071)	(37,334)	(27,119)
Proceeds from issuance of subordinated debt, net	—	—	147,738
Redemption of subordinated debentures, net	—	—	(88,330)
Retirement of restricted stock	(1,550)	(1,956)	(651)
Exercise of stock options	—	—	19

Net cash (used in) provided by financing activities	(39,621)	(39,290)	31,657

Net increase (decrease) in cash and cash equivalents	302	7,134	11,862
Cash and cash equivalents, beginning of year	47,362	40,228	28,366

Cash and cash equivalents, end of year	$47,664	$47,362	$40,228